Agreement

Bauman 34th Street, LLC
and
Goldberg 34th Street, LLC
Seller

and

504-514 West 34th Street Corp.
Buyer

_________________________________________________

Property

516 West 34th Street
New York, NY 10001

_________________________________________________

Date: July __, 2008

Table of Contents

Page

1.	Basic Terms and Definitions	1
2.	The Property	2
3.	Purchase Price	2
4.	Apportionments; Miscellaneous Payments	2
5.	Title	4
6.	Closing; Consent of Lender	6
7.	Closing Deliveries	7
8.	Representations	8
9.	Condition of the Property	10
10.	Risk of Loss	11
11.	Default	12
12.	Assignment	12
13.	Broker	12
14.	Notices	13
15.	Escrow	13
16.	Miscellaneous	15

Exhibit A - Land
Exhibit B - Leases
Exhibit C - Permitted Encumbrances
Exhibit D - Service Contracts
Exhibit E - Employees
Exhibit F - Loan Documents
Exhibit G - Tenancy-in-Common Agreement
Exhibit H - Net Lease Agreement
Exhibit I - Letter

Agreement

1. Basic Terms and Definitions

1.1 Date of this Agreement. July __, 2008

1.2 Seller. Bauman 34th Street, LLC (“Bauman Seller”) and Goldberg 34th Street, LLC (“Goldberg Seller”), both Delaware limited liability companies

1.3 Buyer. 504-514 West 34th Street Corp., a Maryland corporation

1.4 Land. The land described on Exhibit A to this Agreement

1.5 Purchase Price. $128,000,000.00

1.6 Deposit. $12,800,000.00, plus interest, if any

1.7 Escrow Agent. Goulston & Storrs, P.C.

1.8 Closing Date. The date which is seven business days following the date Seller obtains the consent of the holder of the Loan Documents (“Lender”), subject to Subsection 6.1.2.

1.9 Closing Location. Goulston & Storrs, P.C., 750 Third Avenue, New York, NY 10017.

1.10 Broker. None

1.11 Notice Addresses and Tax Identification Numbers.

(a) Seller. Bauman 34th Street, LLC, c/o Patricia Bauman, The Bauman Foundation, Jewett House, 2040 S Street, N.W., Washington, D.C. 20009-1110; Tax ID No. 90-0084824, with a copy to Goulston & Storrs, P.C., 750 Third Avenue, New York, NY 10017, attention: Mitchell N. Baron, Esq.; and Goldberg 34th Street, LLC, c/o Jack Anfang, 6140 Evian Place, Boynton Beach, FL 33437 and 139 Hadden Road, New Hyde Park, NY 11040; Tax ID No. 01-0781561, with a copy to Graubard Miller, 405 Lexington Avenue, New York, NY 10174, attention: Lester N. Henner, Esq.

(b) Buyer. 504-514 West 34th Street Corp., c/o Coach, Inc., 516 West 34th Street, New York, NY 10001, attention: General Counsel; Tax ID No. 42-1674764, with a copy to Phyllips Lytle, LLP, 437 Madison Avenue, New York, NY 10022, attention: Kenneth R. Crystal, Esq.

(c) Escrow Agent. Goulston & Storrs, P.C., 750 Third Avenue, New York, NY 10017, attention: Mitchell N. Baron, Esq.

1.12 Certain Defined Terms.

(a) Leases. The occupancy agreements described on Exhibit B to this Agreement.

(b) Permitted Encumbrances. The matters described on Exhibit C to this Agreement.

(c) Service Contracts. The contracts described on Exhibit D to this Agreement.

(d) Employees. The employees listed on Exhibit E to this Agreement.

(e) Loan Documents. The documents listed on Exhibit F to this Agreement.

1.13 Other Defined Terms.

(a) Closing. Section 6.1

(b) Equipment. Section 2.1

(c) Improvements. Section 2.1

(d) Property. Section 2.1

(e) Rents. Section 4.1

(f) Survival Period. Section 8.3

2. The Property.

2.1 The Property. Seller shall sell to Buyer, and Buyer shall purchase from Seller, the Land and the buildings and improvements on the Land (collectively, the “Improvements”; the Land and the Improvements, collectively, the “Property”), together with all of Seller’s right, title and interest, if any, in and to (a) any land lying in the bed of any street, opened or proposed, adjoining the Land, to the center line thereof, (b) any unpaid condemnation award with respect to the Land or the Improvements by reason of the change of grade of any street, (c) any strips and gores adjoining the Land, (d) any rights relating to the Land or the Improvements, (e) the Leases, (f) the Service Contracts, (g) all fixtures, equipment and personal property used in connection with the Land or the Improvements (the “Equipment”), and (h) all intangible property used in connection with the Land or the Improvements.

3. Purchase Price.

3.1 Payment. The Purchase Price for the Property shall be paid by Buyer to Seller as follows: (a) the Deposit shall be paid on the execution and delivery of this Agreement by Buyer, by certified check of Buyer or official bank check drawn on or by a bank which is a member of the New York Clearing House Association, L.L.C. to the order of Escrow Agent, or, at Seller’s option, by a wire transfer to the account of Escrow Agent, the receipt of which is hereby acknowledged, to be held in escrow by Escrow Agent in accordance with this Agreement; (b) $92,200,000.00 shall be paid at the Closing, by one or more certified checks of Buyer or official bank checks drawn on or by a bank which is a member of the New York Clearing House Association, L.L.C., or by wire transfers, to payees, as requested by Seller at least one day prior to the Closing Date; and (c) $23,000,000.00 shall be paid by Buyer accepting title to the Property subject to the Loan Documents, provided, however, that if Seller shall prepay any portion of the principal of the Loan Documents at or prior to the Closing, an amount equal to the amount of principal prepaid shall be added to the amount payable pursuant to clause (b) of this Section.

4. Apportionments; Miscellaneous Payments.

4.1 Income and Expenses. All income and expenses applicable to the Property shall be apportioned between Seller and Buyer as of the Closing Date, including the following items:

4.1.1 Rents. Rent, additional rent and all other charges under the Leases (“Rents”), as and when collected, subject to the provisions of this Article.

(a) Delinquent Rents. At the Closing, Seller shall deliver to Buyer a list of all tenants under the Leases who are delinquent in the payment of Rents, the amount of each delinquency, and the period to which each delinquency is attributable. Any Rents collected by Buyer after the Closing from any delinquent tenant, net of reasonable out-of-pocket expenses incurred by Buyer to collect such Rents, shall be applied in the following order of priority: first, to delinquent Rents for the month in which the Closing occurs; second, to delinquent Rents for the month prior to the month in which the Closing occurs; third, to then current Rents due from such tenant; and last, to delinquent Rents for all other months prior to the month in which the Closing occurs. Buyer shall, at Seller’s request, submit to delinquent tenants invoices for Rents to which Seller is entitled. If any such Rents are collected by Buyer, Buyer shall promptly pay to Seller the portion to which Seller is entitled. Seller shall have the right, subsequent to the Closing, to collect any such Rents not collected by Buyer directly from the tenants, and to commence an action against the tenants for such collection, but any such action shall not include an eviction of any such tenants. Buyer shall reasonably cooperate with Seller in connection with Seller’s efforts to collect any such Rents not collected by Buyer.

(b) Unbilled Rents. At the Closing, Seller shall deliver to Buyer a list of all Rents payable under the Leases which are either billed but not due, or are unbilled, as of the Closing Date. To the extent such Rents are unbilled, the list shall contain only a description of the nature of the unbilled Rents since the actual amounts may not be known until after the Closing. To the extent Seller shall have received any sums on account of any such Rents, such sums shall be set forth on the list and Seller shall be entitled to retain the same as a payment on account of such Rents due to Seller. Upon the determination by Buyer (with the reasonable approval of Seller) of the amounts of such Rents, bills therefor shall be delivered to the tenants. The first amounts collected by Buyer in respect of such Rents shall be deemed to be in payment of the amounts remaining due and payable to Seller. If any such Rents are collected by Buyer, Buyer shall promptly pay to Seller the portion to which Seller is entitled. Seller shall have the right, subsequent to the Closing, to collect any such Rents not collected by Buyer directly from the tenants, and to commence an action against the tenants for such collection, but any such action shall not include an eviction of any such tenants. Buyer shall reasonably cooperate with Seller in connection with Seller’s efforts to collect any such Rents not collected by Buyer.

4.1.2 Real Estate Taxes. Real estate taxes on the basis of the fiscal year for which assessed. If the Closing shall occur before the tax rate is fixed, the apportionment of real estate taxes shall be on the basis of the tax rate for the immediately preceding fiscal year applied to the latest assessed valuation, subject to final adjustment when the tax rate is fixed for the fiscal year in which the Closing occurs. Seller shall have the right to prosecute subsequent to the Closing any pending tax certiorari proceedings for the fiscal year in which the Closing occurs and all prior fiscal years. Any refunds obtained for any fiscal years prior to the fiscal year in which the Closing occurs, shall be paid to Seller. Any refund obtained for the tax year in which the Closing occurs, net of the reasonable expenses incurred in obtaining such refund, shall be paid to Buyer to the extent of the amount thereof which is payable to the tenants under the Leases, and the balance thereof, if any, shall be apportioned between Seller and Buyer. Seller shall request from the attorney representing Seller, and if received, shall deliver to Buyer at the Closing, a letter outlining the status of any pending tax certiorari proceedings, but the failure to obtain that letter shall not be a condition to the Closing, a default by Seller or entitle Buyer to any remedies, and this Agreement shall remain in full force and effect according to its terms.

4.1.3 Water and Sewer. Water and sewer charges and rents on the basis of the fiscal year for which assessed. If there are water or gas meters, Seller shall furnish readings to a date not more than 30 days prior to the Closing Date, and the unfixed meter charges and the unfixed sewer rents, if any, based thereon for the intervening period shall be apportioned on the basis of such last reading. If, however, the meters are read on the Closing Date, the billing is switched to Buyer as of the Closing Date, or any such charges or rents are payable by any tenant under a Lease, such charges or rents shall not be apportioned.

4.1.4 Service Contracts. All charges, advance payments and deposits under the Service Contracts.

4.1.5 Fuel. Fuel (including sales tax) based on a reading obtained by Seller and the last price paid by Seller for fuel.

4.1.6 Employees. Salaries, wages, payroll costs and taxes, vacation pay, union benefits and other fringe benefits, including, without limitation, welfare and pension contributions, with respect to the Employees.

4.1.7 Leasing Commissions. All leasing commissions and any installment thereof on account of Leases made after the date of this Agreement, whether or not the same are due and payable prior to, on or after the Closing Date shall be paid by Buyer at such time as they are due and payable. If prior to the Closing Seller shall pay any leasing commission or any installment thereof which is the obligation of Buyer, Buyer shall reimburse Seller at the Closing.

4.1.8 Interest on Loan Documents. Interest on the Loan Documents.

4.2 Miscellaneous Payments.

4.2.1 In addition to any other payments under this Agreement, at the Closing, an amount equal to all reserves, escrows and other cash applicable to the Property held by Lender shall be paid by Buyer to Seller, as evidenced by a statement of Lender or, if Lender shall refuse to give such statement, then by a statement of the managing agent for the Property, in the same manner as the balance of the cash portion of the purchase price is paid by Buyer to Seller. Any reserves, escrows or other cash applicable to the Property and not held by the Lender shall be distributed to Seller at or prior to the Closing.

4.2.2 At the Closing, Buyer shall arrange for Coach, Inc. to pay all rents due under the lease held by Coach, Inc. of a portion of the Property to the Closing Date, to be apportioned pursuant to this Article.

4.3 Customs. Except as otherwise provided in this Agreement, the apportionments shall be made as of the date immediately preceding the Closing Date and otherwise in accordance with the customs in respect to title closings recommended by the Real Estate Board of New York, Inc.

4.4 Errors. Any errors in calculating the apportionments shall be corrected as soon as practicable following the Closing.

4.5 Survival. The provisions of this Article shall survive the Closing.

5. Title.

5.1 Permitted Encumbrances. The Property shall be conveyed subject to the Permitted Encumbrances.

5.2 Title Report. Buyer shall, promptly after it executes this Agreement, order and deliver to Seller a title search of the Land and Improvements, together with notice of any objections which Buyer may have with respect to title which are not Permitted Encumbrances or which Seller is not required to remove pursuant to any provision of this Agreement. Seller shall be entitled to reasonable adjournments of the Closing (not to exceed 180 days) in order to remedy any such objections. Buyer shall be responsible for all charges and premiums in connection with its title search, title insurance policy and survey, if any.

5.3 Inability to Convey. Notwithstanding any provision of this Agreement to the contrary, if Seller is unable to convey the Property in accordance with this Agreement, the sole obligation and liability of Seller shall be to permit Escrow Agent to pay to Buyer the Deposit, and for Seller to pay to Buyer the cost paid by Buyer for Buyer’s title search and survey, if any, whereupon this Agreement shall be deemed terminated and Seller and Buyer shall be released of all obligations and liabilities under this Agreement, except those that are stated to survive the termination of this Agreement. Buyer shall have no further rights of action against Seller, in law or in equity, for damages or specific performance. Buyer shall have the right, however, to accept such title as Seller can convey, in which event Seller shall make the deliveries provided in this Agreement to Buyer, to the extent Seller is able to do, and there shall be no reduction of the Purchase Price. Seller shall not be required to take any action, to institute any proceedings or to incur any expense in order to remedy any objections to title. If Seller shall elect not to take any action, institute any proceeding or incur any expense to remedy any objection to title, Seller shall be deemed unable to convey the Property in accordance with the terms of this Agreement, provided, however, Seller (or, if caused by only one Seller, the responsible Seller) shall be required to remove of record the following liens (unless any of such liens are Permitted Encumbrances or Seller is not required to remove any such liens pursuant to any express provision of this Agreement): (a) any mortgage on the Land or the Improvements other than the mortgages which are part of the Loan Documents; and (b) any lien voluntarily created by Seller after the date of this Agreement. The acceptance of the deed to the Land and the Improvements by Buyer shall be deemed full performance by Seller of all of Seller’s obligations under this Agreement, except those, if any, which are specifically stated in this Agreement to survive the Closing. Unless otherwise stated on this Agreement, no obligations, liabilities, representations or warranties of Seller shall survive the Closing.

5.4 Violations. Notwithstanding any provision of this Agreement to the contrary, Seller shall not be obligated to comply with, or take any action or incur any expense in connection with, any violations of law, now or hereafter existing, and Buyer shall accept title to the Property subject to any such violations.

5.5 Emergency Repairs. Any obligations affecting the Property incurred under the Emergency Repairs provisions of the Administrative Code of the City of New York (Sections 564-18.0, etc.) prior to the Closing shall be paid by Seller.

5.6 Assessments. If, on the Closing Date, the Land or the Improvements are affected by any assessments by any government authority (a) Buyer shall accept title to the Property subject to any such assessments or installments thereof payable on or after the Closing Date and (b) any such assessments or installments thereof payable prior to the Closing Date shall be apportioned pursuant to Article 4.

5.7 Removal of Liens and Encumbrances. If on the Closing Date there are any liens or encumbrances which Seller is obligated or elects to remove of record, same shall be deemed removed of record if Buyer’s title insurance company agrees, without additional premium, to insure (a) Buyer without exception for such liens and encumbrances or that same shall not be enforced against the Property and (b) Buyer’s lender, if any, without exception for such liens and encumbrances.

5.8 Survival. The provisions of this Article shall survive the Closing.

6. Closing; Consent of Lender.

6.1 Closing.

6.1.1 The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the Closing Location, at 10:00 A.M. on the Closing Date (time being of the essence with respect to Buyer’s and Seller’s obligation to close on the date which is seven business days following that date), subject to any adjournments permitted under this Agreement. If the Closing shall not occur on the Closing Date, then for the purposes of this Agreement, the date on which the Closing occurs shall be deemed the Closing Date.

6.1.2 Buyer acknowledges that each Seller owns a 50% interest in the Property as a tenant-in-common. Accordingly, notwithstanding any provision of this Agreement to the contrary, Seller and Buyer agree as provided in this Subsection.

(a) All payments by Buyer to Seller under this Agreement shall be made 50% to Bauman Seller and 50% to Goldberg Seller, subject to this Subsection.

(b) All payments by Seller under this Agreement shall be made 50% by Bauman Seller and 50% by Goldberg Seller, subject to this Subsection (except as expressly provided in this Agreement). Notwithstanding the foregoing, the liability of Seller under this Agreement shall be several, not joint and several, so that if only one Seller shall default under this Agreement only that Seller shall be liable for that default.

(c) If Goldberg Seller desires to effectuate a tax-free exchange of its interest, Goldberg Seller shall have the right from time to time to adjourn the Closing of its interest (but not the Bauman Seller interest) to a date not later than the 730th day following the date of the First Closing (as defined in paragraph (d) of this Subsection), provided that (i) Goldberg Seller shall give Buyer notice of the adjournment not less than five business days prior to the then scheduled Closing Date and (ii) the adjourned Closing Date shall be not less than 30 days following the then scheduled Closing Date. If Goldberg Seller shall adjourn the Closing of its interest, and thereafter request a Closing prior to the scheduled Closing Date, Buyer shall reasonably cooperate with Goldberg Seller to accommodate a reasonable acceleration of the Closing.

(d) If Goldberg Seller shall adjourn the Closing of its interest, the Closing of the Bauman Seller interest (the “First Closing”) shall occur on the originally scheduled Closing Date and the Closing of the Goldberg Seller interest shall occur on the adjourned Closing Date (subject to further adjournments as provided in this Subsection), in accordance with this Agreement, except that the following shall apply:

(i) The Purchase Price payable to each Seller shall be $64,000,000, the Deposit applicable to each Seller shall be $6,400,000 plus the interest thereon, if any, and the principal of the Loan Documents applicable to (and deducted from the Purchase Price of) each Seller shall be $11,500,000.

(ii) At the First Closing, the Deposit applicable to Goldberg Seller shall be delivered by Escrow Agent named in this Agreement to an Escrow Agent designated by Goldberg Seller, which Escrow Agent shall, by accepting the Deposit applicable to the Goldberg Seller interest, be deemed to have agreed to the escrow provisions of this Agreement and the original Escrow Agent shall be released from all liabilities and obligations under this Agreement.

(iii) The Closing of the Goldberg Seller interest shall occur at a Closing Location in New York City designated by Buyer’s lender or, if none, Goldberg Seller.

(iv) At each Closing (A) each Seller shall convey to Buyer only its 50% tenant-in-common interest in the Property, (B) Buyer shall pay only the Purchase Price applicable to the interest of that Seller and (C) the apportionments and miscellaneous payments shall be made only with respect to the 50% interest in the Property which is conveyed; however, following the First Closing, the apportionments and miscellaneous payments shall be governed by the Net Lease.

(v) Following the First Closing, all references in this Agreement to (A) Seller, shall be deemed to refer solely to Goldberg Seller and (B) the Deposit, shall be deemed to refer solely to the sum of $6,400,000 plus the interest thereon, if any.

(vi) Notwithstanding the provisions of this Agreement, if the First Closing occurs, 50% of the interest on the Deposit through the date immediately preceding the First Closing shall be paid to Bauman Seller at the First Closing, and if the Closing of the Goldberg Seller interest occurs, at that closing 50% of the interest on the Deposit through the date immediately preceding the First Closing shall be paid to Goldberg Seller and the balance of the interest shall be paid to Buyer.

(vii) If, following the First Closing, the Closing of the Goldberg Seller interest fails to occur on or before the date which is 730 days following the date of the First Closing solely as the result of the default of Goldberg Seller (and Buyer is then ready, willing and able to close in accordance with this Agreement), then in addition to all other rights or remedies of Buyer, the Purchase Price for the Goldberg Seller interest shall be reduced by $2,000,000.

(viii) If, following the First Closing, the Closing of the Goldberg Seller interest fails to occur on or before the date which is 90 days following the date of the notice given by Goldberg Seller pursuant to the first sentence of Subsection 6.1.2(c) solely as the result of the default of Buyer (and Goldberg Seller is then ready, willing and able to close in accordance with this Agreement), then in addition to all other rights or remedies of Goldberg Seller, the Purchase Price for the Goldberg Seller interest shall be increased by $2,000,000.

(ix) On the date of this Agreement, Goldberg Seller and Buyer have entered into the Tenancy-In-Common Agreement attached to this Agreement as Exhibit G (the “TIC Agreement”), the Net Lease Agreement attached to this Agreement as Exhibit H (the “Net Lease”) and the letter attached to this Agreement as Exhibit I (the “Letter”), each effective as of the date of the First Closing, subject to the Consent (as defined in Subsection 6.2.1) and the occurrence of the First Closing. If the First Closing shall not occur, notwithstanding any provision of this Agreement, the TIC Agreement, the Net Lease or the Letter to the contrary, the TIC Agreement, the Net Lease and the Letter shall be deemed null and void and of no force or effect. Upon the completion of the First Closing, Goldberg Seller and Buyer shall execute and acknowledge a memorandum of this Agreement containing the information required by law and any other information which is acceptable to both parties, and any other documents required to record the memorandum. Buyer shall have the right, at its option and at its expense, to record the memorandum. If the Closing of the Goldberg Interest shall not occur and this Agreement is terminated, Buyer shall promptly return the original memorandum, if not recorded or, if recorded, execute, acknowledge and record a cancellation of the memorandum.

(e) Buyer shall otherwise reasonably cooperate with Goldberg Seller in connection with the exchange, at no cost to Buyer and without Buyer incurring any additional obligations or liabilities.

6.2 Consent of Lender.

6.2.1 This Agreement is subject to and conditioned on the receipt by Seller of the consent of Lender to the sale of the Property by Seller to Buyer, the TIC Agreement and the Net Lease (the “Consent”), on or before the date (the “Consent Date”) which is 90 days following the date of this Agreement. Seller may extend the Consent Date to the date which is 180 days following the date of this Agreement by giving notice of the extension to Buyer on or before the date which is 15 days prior to the original Consent Date.

6.2.2 Promptly following the execution and delivery of this Agreement Seller shall request the Consent. Seller and Buyer shall (a) furnish the information, documents and other items required by the Loan Documents or Lender, including financial statements, (b) execute and deliver an agreement reasonably acceptable to Seller, Buyer and Lender under which Buyer assumes all of Seller’s obligations and liabilities under the Loan Documents and Seller is released from all obligations and liabilities under the Loan Documents and (c) otherwise cooperate in good faith with Lender to obtain the Consent. Buyer shall pay all fees, charges and expenses of Lender as required by the Loan Documents in connection with the Consent.

6.2.3 If Seller shall not receive the Consent on or before the Consent Date (as the same may be extended pursuant to this Section), this Agreement shall automatically terminate, Escrow Agent shall pay the Deposit to Buyer, and neither party shall have any further obligations or liabilities under this Agreement, except those that are expressly stated to survive the termination of this Agreement, unless Seller, at Seller’s expense, by notice to Buyer on or before the date which is 15 days following Lender’s denial of the Consent, elects to prepay or defease the Loan Documents (in which event Buyer shall pay a portion of any prepayment fee or expense of defeasance up to the amount of the consent fee which otherwise would have been payable had Lender given the Consent). If Seller shall not elect to prepay or defease, Buyer may elect to do so, at Buyer’s expense, by notice to Seller on or before the 15th day following the end of Seller’s 10-day election period.

7. Closing Deliveries.

7.1 Seller’s Deliveries. At the Closing, Seller shall execute, acknowledge and deliver the items set forth in this Section.

(a) A bargain and sale deed, without covenant against grantor’s acts, containing the covenant required by subdivision 5 of Section 13 of the Lien Law.

(b) All tax and other forms required by any Federal, state or local government authority in connection with the transactions contemplated by this Agreement, together with certified or official bank checks to the order of the appropriate government authority for any conveyance or similar tax imposed by any Federal, state or local government authority in connection with the transactions contemplated by this Agreement. Buyer shall execute such forms and shall deliver the forms and the aforesaid checks to Buyer’s title insurance company for delivery to the appropriate government authority promptly after the Closing.

(c) An assignment of the Leases, the security deposits under the Leases (which shall be paid by Seller to Buyer at the Closing) and the Service Contracts, without representation or warranty other than as specifically set forth in this Agreement, containing Seller’s agreement to indemnify, defend and hold harmless Buyer from and against all claims, actions, proceedings, losses, liabilities and expenses (including reasonable attorney’s fees) by reason of Seller’s failure to perform Seller’s obligations under the Leases (other than the Lease held by Coach, Inc. of a portion of the Property) or the Service Contracts accruing prior to the Closing Date (provided Buyer makes a claim against Seller prior to the expiration of the Survival Period). Buyer shall execute the assignment for the purpose of assuming Seller’s obligations under the Leases and the Service Contracts, and indemnifying, defending and holding harmless Seller from and against all claims, actions, proceedings, losses, liabilities and expenses (including reasonable attorneys’ fees) by reason of Buyer’s failure to perform Buyer’s obligations under the Leases or the Service Contracts accruing on or after the Closing Date. Notwithstanding the foregoing, any Service Contract that is cancellable without payment or penalty (unless paid by Buyer) shall be cancelled by Seller effective as of the Closing Date or the earliest date thereafter cancellation is permitted, if requested by Buyer not less than 10 days prior to the Closing Date.

(d) A certification that Seller is not a “foreign person” as such term is defined in Section 1445 of the Internal Revenue Code of 1984, as amended, and the regulations thereunder, in the form required thereby.

(e) Notices to the tenants under the Leases signed by Seller and Buyer advising the tenants of the conveyance to Buyer of Seller’s landlord’s interest and, where applicable, the security deposits.

(f) A certificate of a member of Seller certifying that : (i) Seller is authorized to enter into and perform this Agreement; (ii) the Certificate of Formation of Seller has been filed in the proper office and is in full force and effect and (iii) the Members of Seller have consented to Seller’s entering into and performing this Agreement.

(g) An assignment of the Loan Documents, without representation or warranty other than as specifically set forth in this Agreement, assigning to Buyer all of Seller’s right, title and interest in, to and under the Loan Documents, including all amounts (with the interest thereon) held in escrow or in a reserve by Lender in respect of the Property, which shall be paid by Buyer to Seller at the Closing in the same manner as the balance of the cash portion of the Purchase Price is paid by Buyer to Seller. Buyer shall execute the assignment for the purpose of assuming Seller’s obligations under the Loan Documents.

(h) A statement from Lender, dated within 30 days of the Closing Date, of the unpaid principal balance and accrued interest on the Loan Documents. Seller shall request that such statement include a statement of the balance of any escrows or reserves held by Lender, but the failure of Lender to include such statement shall not be a default under this Agreement or otherwise modify any obligation of Buyer under this Agreement, including the obligation to pay those escrows and reserves to Seller at the Closing or to close the transactions contemplated by this Agreement in accordance with this Agreement.

(i) All employee and maintenance records, plans, specifications, licenses and permits relating to the Property in Seller’s possession or control.

(j) The letter referred to in Subsection 4.1.2, if obtained.

(k) The estoppel letter referred to in Subsection 8.1.2., if obtained.

(l) Any other deliveries required to be made by Seller pursuant to this Agreement.

7.2 Buyer’s Deliveries. At the Closing, Buyer shall execute, acknowledge and deliver all documents, and make all of the other deliveries, required of Buyer pursuant to this Agreement, including payment of the balance of the Purchase Price and all other payments.

7.3 Survival. The provisions of this Article shall survive the Closing.

8. Representations.

8.1 Seller’s Representations. Each Seller represents to Buyer for itself as set forth in this Section.

8.1.1 Authorization.

(a) Seller (i) is duly organized, validly existing and in good standing under the law of the State of its formation and (ii) has the power to perform Seller’s obligations under this Agreement.

(b) This Agreement is a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to bankruptcy, reorganization and other similar laws affecting the enforcement of creditors’ rights generally.

(c) The execution, delivery and performance of this Agreement in accordance with its terms (i) does not violate the constitutive documents of Seller, or any agreement, order, judgment or decree binding on Seller and (ii) have been duly authorized by all necessary action by Seller.

8.1.2 Leases. A list of all of the Leases (but not subleases entered into by any tenants under the Leases) affecting the Land or the Improvements on the date of this Agreement is attached to this Agreement as Exhibit C, complete copies of which have been made available to Buyer for Buyer’s review. To the actual knowledge of Seller, on the date of this Agreement (i) the Leases are in good standing and in full force and effect in accordance with their respective terms, (ii) except as set forth on Exhibit C, the Leases have not been amended and (iii) except as set forth on Exhibit C, there has been no written claim of default under any of the Leases on the part of any party thereto which remains uncured on the date of this Agreement. Seller’s representations under this Subsection shall not be deemed made with respect to the Lease held by Coach, Inc. of a portion of the Property. Seller shall not, without Buyer’s consent, voluntarily terminate or modify any of the Leases or enter into any new Leases. Notwithstanding the foregoing, if prior to the Closing Date any tenant under a Lease shall default under its Lease or any Lease is terminated (other than pursuant to a voluntarily termination by Seller), Buyer’s obligation to accept title to the Property and to pay the full Purchase Price shall not be affected, and this Agreement shall remain in full force and effect. Nothing contained in this Agreement shall prevent Seller from commencing any action, including a summary dispossesses proceeding or non-payment proceeding, against any tenant that is in default under its Lease, or from applying any security deposit held by Seller. On the date of this Agreement, there are no leasing commissions due with respect to the Leases. Seller shall request from Forest Electric Corp., and if received deliver to Buyer at the Closing, an estoppel letter in accordance with the Lease with Forest Electric Corp. If Forest Electric Corp. fails to deliver same, Seller shall not be in default under this Agreement and this Agreement shall remain in full force and effect in accordance with its terms and, notwithstanding the provisions of Section 8.3 Sellers’ representations in this Subsection with respect to that Lease shall survive the Closing without time limit.

8.1.3 Service Contracts. A list of all of the Service Contracts which affect the Property on the date of this Agreement is attached to this Agreement as Exhibit D, complete copies of which have been made available to Buyer for Buyer’s review. To the actual knowledge of Seller, on the date of this Agreement (i) the Service Contracts are in good standing and in full force and effect in accordance with their respective terms, (ii) except as set forth in Exhibit D, the Service Contracts have not been amended, and (iii) except as set forth in Exhibit D, there has been no written claim of default under any of the Service Contracts by any party thereto which remains uncured on the date of this Agreement. Seller shall not, without Buyer’s consent, enter into any Service Contract after the date of this Agreement unless it can be terminated on not more than 30 days’ notice, without penalty.

8.1.4 Employees. A list of all of the Employees of the Property on the date of this Agreement who shall remain Employees of the Property following the Closing and who shall be the responsibility of Buyer, and their salaries and any applicable collective bargaining or other agreements is attached to this Agreement as Exhibit E. On and after the Closing Date (i) Buyer shall be deemed to have assumed and to be responsible for all employment and employee benefit-related matters, obligations and liabilities that are payable on or after the Closing Date, regardless of whether such liabilities arise before, on or after the Closing Date, with respect to all of the Employees, (ii) Seller shall have no responsibilities, liabilities or obligations with respect to the Employees, and (iii) Buyer shall be deemed to have assumed the collective bargaining agreements and other employment agreements set forth on Exhibit E, and all liabilities and obligations under those agreements, the National Labor Relations Act, the Labor Management Relations Act and all other laws and regulations applicable to the Employees, and Seller shall have no obligation or liability in connection with same. Buyer shall indemnify, defend and hold harmless Seller from and against all claims, actions, proceedings, losses, liabilities and expenses (including reasonable attorneys fees) by reason of Buyer’s failure to perform Buyer’s obligations set forth in this Subsection. Seller shall indemnify, defend and hold harmless Buyer from and against all claims, actions, proceedings, losses, liabilities and expenses (including reasonable attorney’s fees) by reason of any claim by an Employee of the Property arising prior to the Closing.

8.1.5 Actions. To the actual knowledge of Seller, there is no litigation, arbitration or other action, proceeding or governmental investigation pending or threatened relating to the Property on the date of this Agreement, other than litigations, actions or proceedings covered by insurance, the proposed regrading of West 33rd Street and the action against Buyer by Studley Inc. for a commission in connection with Buyer’s Lease.

8.1.6 The Loan Documents. A list of the Loan Documents is attached to this Agreement as Exhibit F, complete copies of which have been made available to Buyer for Buyer’s review. The unpaid principal balance of the Loan Documents on the date of this Agreement is $23,000,000. On the date of this Agreement, to the actual knowledge of Seller (a) the Loan Documents are in full force and effect in accordance with their terms, (b) Seller is not in default under the Loan Documents and (c) there has been no written claim of default under the Loan Document by any party thereto which remains uncured. Seller shall (i) cause the Loan Documents to be complied with until the Closing, including the payment of all interest due and payable prior to Closing, and (ii) not amend the Loan Documents or prepay the principal of the Loan Documents.

8.1.7 Patriot Act.

(a) Seller is in compliance with the requirements of Executive Order No. 133224, 66 Fed. Reg. 49079 (Sept. 25, 2001) (the “Order”) and other similar requirements contained in the rules and regulations of the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) and in any enabling legislation or other Executive Orders or regulations in respect thereof (the Order and such other rules, regulations, legislation, or orders are collectively called the “Orders”).

(b) Neither Seller nor any beneficial owner of Seller:

(i) is listed on the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to the Order or on any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Orders (such lists are collectively referred to as the “Lists”);

(ii) is a person or entity who has been determined by competent authority to be subject to the prohibitions contained in the Orders; and

(iii) is owned or controlled by, or acts for or on behalf of, any person or entity on the Lists or any other person or entity who has been determined by competent authority to be subject to the prohibitions contained in the Orders.

(c) If Seller obtains knowledge that Seller or any of its beneficial owners becomes listed on the Lists or is indicted, arraigned, or custodially detained on charges involving money laundering or predicate crimes to money laundering, Seller shall immediately notify Buyer in writing, and in such event, Buyer shall have the right to terminate this Agreement without penalty or liability to Seller immediately upon delivery of written notice thereof to Seller.

8.2 Buyer’s Representations. Buyer represents and warrants to Seller as set forth in this Section.

8.2.1 Authorization.

(a) Buyer (i) is a duly organized, validly existing and in good standing under the law of the State of its formation and (ii) has the power to make and perform Buyer’s obligations under this Agreement.

(b) This Agreement is a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to laws affecting the enforcement of creditors’ rights generally.

(c) The execution, delivery and performance of this Agreement in accordance with its terms (i) does not violate the constitutive documents of Buyer, or any contract, agreement, commitment, order, judgment or decree to which binding on Buyer and (ii) have been duly authorized by all necessary action by Buyer.

8.2.2 Patriot Act.

(a) Buyer is in compliance with the requirements of Executive Order No. 133224, 66 Fed. Reg. 49079 (Sept. 25, 2001) (the “Order”) and other similar requirements contained in the rules and regulations of the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) and in any enabling legislation or other Executive Orders or regulations in respect thereof (the Order and such other rules, regulations, legislation, or orders are collectively called the “Orders”).

(b) Buyer:

(i) is not listed on the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to the Order and/or on any other list of terrorists organizations maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Orders (such lists are collectively referred to as the “Lists”);

(ii) is not a person or entity who has been determined by competent authority to be subject to the prohibitions contained in the Orders; and

(iii) is not owned or controlled by, or acts for or on behalf of, any person or entity on the Lists or any other person or entity who has been determined by competent authority to be subject to the prohibitions contained in the Orders.

(c) Buyer hereby covenants and agrees that if Buyer obtains knowledge that Buyer or any of its controlling beneficial owners becomes listed on the Lists, Buyer shall immediately notify Seller in writing, and in such event, Seller shall have the right to terminate this Agreement without penalty or liability to Buyer immediately upon delivery of written notice thereof to Buyer.

8.3 Survival. The representations in this Agreement shall survive the Closing, but Seller’s representations shall survive the Closing only for a period of 180 days following the Closing (the “Survival Period”), and any action brought thereon must be commenced by Buyer within the Survival Period.

9. Condition of the Property.

9.1 AS IS. Buyer represents that Buyer (a) has inspected all aspects of the Property, including the environmental condition, to Buyer’s satisfaction, (b) has received and reviewed the Leases, the Service Contracts, the certificate of occupancy for the Improvements, and all other documents referred to in this Agreement, (c) shall accept the Property “AS IS” and in their present condition, subject to reasonable use, wear, tear and natural deterioration between the date of this Agreement and the Closing Date and (d) except as set forth in this Agreement, neither Seller nor any agent or representative of Seller has made, and Seller is not liable for or bound by, any express or implied warranties, guaranties, promises, statements, inducements, representations or information pertaining to the Leases, the Service Contracts, the certificate of occupancy for the Improvements, any other documents referred to in this Agreement, the Property, including the environmental condition, or any other matter.

9.2 Maintenance. Between the date of this Agreement and the Closing Date, Seller shall, subject to the provisions of this Agreement, cause the Property to be maintained in the ordinary course (but shall not be required to make extraordinary repairs or replacements resulting from fire or other casualty or otherwise, or any repairs and replacements of the roof or mechanical systems of the Improvements).

9.3 Inspection. At all times during normal business hours prior to the Closing, Buyer and its contractors, upon reasonable prior notice to Seller, and accompanied by Seller’s representative, shall have the right to make visual, noninvasive inspections of the Property, subject to the terms of the Leases.

9.4 Environmental Claims. Seller shall have no obligation or liability to Buyer in connection with any environmental matter affecting the Property, and Buyer hereby releases Seller and Seller’s affiliates, agents, contractors, officers, directors and employees from any claim relating thereto, including any claims for personal injury, real or personal property damage, or otherwise, and any damages, penalties, fines, liabilities, costs and fees in connection therewith, except with respect to a claim made against Buyer by a party unrelated to Buyer relating to an environmental condition which existed prior to the Closing Date for which Seller may be liable.

9.5 Survival. The provisions of this Article shall survive the Closing.

10. Risk of Loss.

10.1 Risk of Loss. If prior to the First Closing any material portion of the Land or the Improvements shall be taken or damaged or destroyed by fire or other casualty, Buyer shall have the right to terminate this Agreement by giving notice to Seller on or before the date which is 15 days following Buyer’s receipt of notice of the taking or fire or other casualty (time being of the essence). If Buyer shall give that notice, Escrow Agent shall pay the Deposit to Buyer, this Agreement shall be deemed terminated and Seller and Buyer shall have no further obligations and liabilities under this Agreement, except those that are stated to survive the termination of this Agreement. If an immaterial portion of the Land or the Improvements shall be taken or damaged or destroyed by fire or other casualty, or if there is a material taking or fire or other casualty and Buyer shall not terminate this Agreement, Buyer shall purchase the Property in accordance with this Agreement and the Purchase Price shall not be reduced, but Seller’s rights to (a) any award resulting from such taking, or (b) any insurance proceeds resulting from such fire or other casualty (less any sums expended by Seller for repair and restoration), shall be assigned by Seller to Buyer (or, to the extent received by Seller, paid to Buyer) at the Closing, and any deductible under Seller’s fire or other casualty insurance shall be paid by Seller to Buyer at the Closing (or offset against the Purchase Price). A “material portion of the Land or the Improvements” (i) shall be deemed taken, if the portion taken equals or exceeds the aggregate of (x) 10 percent of the Land or the Improvements plus (y) any portion taken as the result of the proposed regrading of West 33rd Street, and (ii) shall be deemed damaged or destroyed by fire or other casualty, if as a result thereof, Coach, Inc. has the right to, and shall, terminate its entire Lease of a portion of the Property. The provisions of Section 5-1311 of the General Obligations Law of the State of New York shall not apply to this Agreement.

11. Default.

11.1 Buyer’s Default. If Buyer shall default under this Agreement Seller’s only remedies (except as otherwise expressly provided in this Agreement) shall be to (a) seek specific performance of Buyer’s obligations under this Agreement or (b) terminate this Agreement and have Escrow Agent pay the Deposit to Seller as liquidated damages. In addition, a default by Buyer under this Agreement shall be deemed a default under Buyer’s Lease of a portion of the Property and a default by Buyer under Buyer’s Lease of a portion of the Property shall be deemed a default under this Agreement.

11.2 Seller’s Default. If Seller shall default under this Agreement Buyer’s only remedies (except as otherwise expressly provided in this Agreement) shall be to (a) seek specific performance of Seller’s obligations under this Agreement or (b) terminate this Agreement and have Escrow Agent pay the Deposit (subject to Subsection 6.1.2(d)(v)) to Buyer, but in no event shall Buyer seek, or shall Seller be liable for, any damages in connection with Seller’s default.

11.3 Survival. The provisions of this Article shall survive the Closing.

12. Assignment.

12.1 Assignment. Buyer shall not assign Buyer’s interest under this Agreement without the consent of Seller, and any purported assignment without Seller’s consent shall be void and of no force and effect, except that Buyer may, without Seller’s consent assign Buyer’s interest under this Agreement to any entity (an “Affiliate”) which, directly or indirectly, is controlled by, controls, or under common control with, Buyer, provided that (a) Buyer gives Seller notice of the assignment not less than five business days prior to the Closing Date, accompanied by (i) an original assignment signed by Buyer and the assignee, providing for assignee’s assumption of all of Buyer’s obligations and liabilities under this Agreement and (ii) evidence reasonably acceptable to Seller of such control and (b) Buyer shall not be released from any obligations or liabilities under this Agreement. Notwithstanding the foregoing, Buyer shall, if required by Lender, assign this Agreement in accordance with this Article to an Affiliate which complies with the Loan Documents, including the Single Purpose Entity and ERISA provisions, which Affiliate shall be the buyer of the Property.

13. Broker.

13.1 Broker. Buyer and Seller each represent to the other that they dealt with no broker in connection with this transaction and that each shall pay its own consultants.. Seller and Buyer shall each indemnify, defend and hold harmless the other from and against any claim by any broker or other person for a commission or other compensation in connection with this transaction if such claim is based in whole or in part upon any act of the indemnifying party or its representatives, and from all losses, liabilities, costs and expenses in connection with such claim, including, reasonable attorneys’ fees.

13.2 Survival. The provisions of this Article shall survive the Closing or the termination of this Agreement.

14. Notices.

14.1 Notices. All notices or other communications under this Agreement must be in writing and shall be deemed to have been properly given if delivered by (a) messenger (b) registered or certified mail, postage prepaid, return receipt requested, (c) reputable overnight delivery service, or (d) telecopy, to the Notice Addresses. Any party may, by notice given in accordance with this Section, designate a different address or person for notices or other communications.

14.2 Effectiveness. Notices and other communications shall be deemed given on the date the same is received as evidenced by a receipt or an acknowledgment of receipt (and the failure of a party to accept a notice or other communication shall be deemed receipt).

15. Escrow.

15.1 Deposit. Simultaneously with the execution and delivery of this Agreement, Buyer has delivered the Deposit to Escrow Agent (to be deposited in a money market account) and held in escrow by Escrow Agent on the terms set forth in this Article.

15.2 Payment. Escrow Agent shall pay the Deposit to Seller or to Buyer, as the case may be, as set forth in this Section (subject to Section 6.1.2(d)(ii)).

(a) To Seller, at the Closing.

(b) To Seller, upon receipt of a demand therefor signed by Seller, stating that Buyer has defaulted under this Agreement, Seller has terminated this Agreement on account of the default of Buyer and Seller is entitled under this Agreement to the Deposit; provided, however, that Escrow Agent shall provide to Buyer a copy of such demand, and if within 10-days following Buyer’s receipt of such copy Escrow Agent receives notice of objection from Buyer, Escrow Agent shall not honor the demand.

(c) To Buyer, upon receipt of a demand therefor signed by Buyer, stating that (i) this Agreement has been terminated and that Buyer is entitled under this Agreement to the Deposit, or (ii) Seller has defaulted under this Agreement, Buyer has terminated this Agreement on account of the default and Buyer is entitled under this Agreement to the Deposit; provided, however, that Escrow Agent shall provide to Seller a copy of such demand, and if within 10-days following Seller’s receipt of such copy Escrow Agent receives notice of objection from Seller, Escrow Agent shall not honor the demand.

(d) Upon receipt of a demand for the Deposit from Seller or Buyer pursuant to this Section, Escrow Agent shall promptly provide a copy to the other party. The other party shall have the right to object to the delivery of the Deposit by providing Escrow Agent with notice of objection within 10 days after its receipt of such copy (time being of the essence). Upon receipt of a notice of objection, Escrow Agent shall promptly provide a copy to the other party.

(e) If (i) Escrow Agent receives a timely notice of objection as provided for in this Section, or (ii) any other disagreement arises resulting in adverse claims for the Deposit, whether or not litigation has been instituted, Escrow Agent shall refuse to comply with any demands for the Deposit and shall continue to hold the Deposit until Escrow Agent receives either (x) a notice signed by both Seller and Buyer directing the disbursement of the Deposit or (y) a final order, which is not (or is no longer) appealable, of a court of competent jurisdiction, entered in a proceeding in which Seller, Buyer and Escrow Agent are named as parties, directing the disbursement of the Deposit, in either of which events Escrow Agent shall then disburse the Deposit in accordance with that direction. Escrow Agent shall not be liable for its refusal to comply with any such demands until it has received a direction of the nature described in clause (x) or clause (y) of this paragraph. If Escrow Agent is prohibited from delivering the full amount of the Deposit pursuant to an order of any court, Escrow Agent shall have no obligation to take any action with respect to such order and shall have no liability for the failure to deliver the full amount of the Deposit.

(f) Notwithstanding the foregoing provisions of this Article, Escrow Agent shall have the right to resign as Escrow Agent by (i) depositing the Deposit with the court in which any litigation with respect to this Agreement or the Deposit is pending or, if no such litigation is pending, any court of competent jurisdiction (and commencing an action for interpleader), the costs thereof to be paid equally by Seller and Buyer or (ii) paying the Deposit to a substitute Escrow Agent designated by Seller and Buyer.

(g) Upon delivery or deposit of the Deposit by Escrow Agent pursuant to this Section, Escrow Agent shall be deemed released from all liability under this Article except for Escrow Agent’s gross negligence or willful default.

15.3 Escrow Agent.

(a) Escrow Agent acts hereunder as a depository only and is not responsible or liable for (i) the validity of any notice or other communication by Seller or Buyer, (ii) the collection of any check or other instrument delivered to Escrow Agent, or (iii) the loss of the Deposit (due to early presentation for payment or otherwise), except for its gross negligence or willful default.

(b) Escrow Agent shall not have any responsibilities except those set forth in this Article. Escrow Agent has executed this Agreement for the sole purpose of agreeing to act as Escrow Agent in accordance with this Article.

(c) The provisions of this Article shall create no right in any party, other than the parties to this Agreement and their respective successors and assigns, with respect to the Deposit or otherwise.

(d) Buyer hereby acknowledges that (i) Escrow Agent has represented Seller in connection with this Agreement, (ii) Escrow Agent may continue to represent Seller in connection with this Agreement and the transactions contemplated by this Agreement, and (iii) if any dispute or litigation arises under this Agreement (including any dispute or litigation involving the Deposit), Escrow Agent may represent Seller in connection therewith.

15.4 Litigation. If any litigation arises under this Agreement with respect to the Deposit or otherwise, notwithstanding any provision of this Agreement to the contrary (including any provision limiting the liability of Seller or Buyer), all costs and expenses of the litigation (including the reasonable attorneys and witness fees incurred by the other party and all costs and expenses of Escrow Agent, including reasonable attorneys fees) shall be borne by whichever of Seller or Buyer is the losing party (and if none, then each shall bear its own costs and expenses, and Escrow Agent’s costs and expenses shall be paid equally by Seller and Buyer).

16. Miscellaneous.

16.1 Governing Law; Interpretation. This Agreement shall be governed by the law of the State in which the Property is located, and shall be construed without regard to any presumption or other rule requiring construction against the party causing this Agreement to be drafted. If any words or phrases in this Agreement shall have been stricken out or otherwise eliminated, whether or not any other words or phrases have been added, this Agreement shall be construed as if the words or phrases so stricken out or otherwise eliminated were never included in this Agreement and no implication or inference shall be drawn from the fact that said words or phrases were so stricken out or otherwise eliminated. All terms and words used in this Agreement, regardless of the number or gender in which they are used, shall be deemed to include any other number and any other gender as the context may require. If any provision of this Agreement shall be unenforceable, the remainder of this Agreement shall not be affected thereby.

16.2 Merger; No Representations. All agreements between the parties hereto with respect to the transaction contemplated by this Agreement are merged in this Agreement, which alone fully and completely expresses their agreement. This Agreement is entered into after full investigation, no party relying upon any statement or representation, not set forth in this Agreement, made by any other party.

16.3 No Waivers. No waiver by any party shall be deemed a waiver of any other or subsequent matter.

16.4 Amendment; Waiver. This Agreement may only be changed or terminated, or a provision waived, by a written agreement executed by all parties.

16.5 Captions. The Article and Section titles of this Agreement are for convenience of reference only and shall not be deemed a part of the text of this Agreement.

16.6 Parties Bound. This Agreement shall bind and benefit the parties hereto and their respective heirs, successors and assigns.

16.7 Counterparts. This Agreement may be executed by facsimile signatures and in separate counterparts, each of which when so executed and delivered shall be an original for all purposes, but all such counterparts shall together constitute but one and the same instrument.

16.8 Confidentiality. Buyer and Seller shall hold in confidence and shall not disclose to third parties, and shall cause their officers, directors, employees, representatives, brokers, attorneys and advisers to hold in confidence and not disclose to third parties, this Agreement and its terms, and any information relating to the Property provided by Seller to Buyer in connection with this Agreement (collectively, the “Information”), except to the extent any Information (a) must be disclosed by order of any court or government authority, or by law, (b) is publicly known or becomes publicly known other than through the acts of Buyer or Seller, or any of their officers, directors, employees, representatives, brokers, attorneys or advisers, or (c) is necessary or appropriate to be disclosed by Buyer in connection with performing its obligations under this Agreement or any financing of the Property.

16.9 Further Assurances. Subject to the provisions of this Agreement, Seller and Buyer shall each take such additional action, or execute, acknowledge and deliver such additional documents, as shall be reasonably required in furtherance of this Agreement. The provisions of this Section shall survive the Closing.

16.10 Dates. If any time period or date set forth in this Agreement shall end on, or be, a Saturday, Sunday or other date recognized by the federal government or the State of New York as a holiday, the time period shall end, or the date shall be, the next day that is not a Saturday, Sunday or holiday.

- The balance of this page is blank and the next page is the signature page -

IN WITNESS WHEREOF, this Agreement has been duly executed by Seller and Buyer on the date of this Agreement.

Seller

Bauman 34th Street, LLC

By:
Print Name: Patricia Bauman
Title: Member

Goldberg 34th Street, LLC

By:
Print Name: Jack Anfang
Title: Authorized Signatory

Buyer

504-514 West 34th Street Corp.

By:
Print Name:
Title:

Escrow Agent hereby agrees
to the escrow provisions of
this Agreement.

Goulston & Storrs, PC

By:
Print Name: Mitchell N. Baron
Title: Director

Exhibit A

Land

ALL that certain plot, piece or parcel of land, situate, lying and being in the Borough of MANHATTAN, City, County and State of NEW YORK, bounded and described as follows:

BEGINNING at a point on the northerly side of WEST 33RD STREET, distant 205 feet westerly from the corner formed by the intersection of the northerly side of WEST 33RD STREET with the westerly side of TENTH AVENUE;

RUNNING THENCE northerly and parallel with the westerly side of TENTH AVENUE, 197 feet 6 inches to the southerly side of WEST 34TH STREET;

THENCE westerly along the said southerly side of WEST 34TH STREET, 145 FEET;

THENCE southerly and again parallel with the westerly side of TENTH AVENUE, 197 feet 6 inches to the northerly side of WEST 33RD STREET; and

THENCE easterly along the northerly side of 33RD STREET, 145 feet to the point or place of BEGINNING.

-i-

Exhibit B

Leases

1. Coach, Inc. - Lease dated July 1, 2000, amended by First Amendment of Lease dated February 1, 2002, Second Amendment of Lease dated October 8, 2003 and Third Amendment of Lease dated February 29, 2008. The original lease, but not the amendments, are guaranteed by Sara Lee Corporation by Guaranty dated July 1, 2000.

2. Forest Electric Corp. - Lease dated August 15, 2002. Guaranteed by EMCOR Group, Inc. by Guaranty of Lease dated August 15, 2002.

3. Van Wagner Communications, LLC - Sign Lease dated December 1, 2000, amended by letter dated January 9, 2003 and currently month-to-month.

-ii-

Exhibit C

Permitted Encumbrances

1. All zoning, building and other laws, restrictions, regulations and ordinances.

2. The state of facts shown on the survey made by J. George Hollerith dated May 15, 1942, and last updated by Roland K. Link on April 4, 2003, and any additional state of facts a new survey or personal inspection would show.

3. The Leases and the rights of the tenants under the Leases, any recorded memorandum of any Lease, and any nondisturbance agreements.

4. Real estate taxes, and water and sewer charges or rents, which are not due and payable prior to the Closing Date (subject to apportionment as provided in this Agreement).

5. Easements and rights of public utilities.

6. Assessments which are payable by Buyer pursuant to this Agreement.

7. Liens and encumbrances subject to which the Property is to be conveyed pursuant to this Agreement.

8. Encumbrances not specifically set forth in this Exhibit which do not interfere with the development of the Land or the continued use of the Land and the Improvements in the manner same are used on the date of this Agreement.

9. The Loan Documents.

10. Any liens or encumbrances caused by Buyer.

-iii-

Exhibit D

Service Contracts

1.	Management Agreement dated May 30, 2003 with George Comfort & Sons, Inc.

2.	Lacor Mechanical Systems, Inc. - HVAC Maintenance

3.	Securitas Security Services USA, Inc. - Security

4.	Croker Fire Drill Corporation - Fire Drill and EAP Service

5.	Ivan T. Johnson Company, Inc. - Meter Reading

6.	The Metro Group, Inc. - Water Treatment (Boilers)

7.	Realty Advisory Board - Contract Negotiations

8.	Fire Systems, Inc. - Inspection/Maintenance of Fire Alarm

9.	Assured Environments - Pest Elimination

10.	Quick Response Service, Inc. - Alarm Management

11.	Ready Alarm - Central Station

12.	Onyx Restoration Works - Metal Restoration

13.	Slade Industries, Inc. - Elevator Maintenance

14.	W.H. Christian & Sons, Inc. - Uniform Maintenance

15.	TouchCom - Door Card Access System

16.	Time Warner Cable of New York City - Commercial Landlord Agreement

-iv-

Exhibit E

Employees

Superintendent / Chief Engineer	Frank Cambria ($40.17/hr.)
Handyman	Alvin Chan ($22.525/hr.)
Porter / Other	Anibal Carde ($20.248/hr.)
Porter / Other	Nunzio DiFilippo ($16.20/hr.)
Porter / Other	Lawrence DiLorenzo ($20.248/hr.)

Commercial Building Agreement between Local 32BJ, Service Employees International Union, AFL-CIO and The Realty Advisory Board on Labor Relations, Inc., effective October 1, 2004 to December 31, 2007 and extended effective January 1, 2008 to December 31, 2011.

Engineer Agreement between Realty Advisory Board on Labor Relations, Incorporated and Local 94-94A-94B, International Union of Operating Engineers, AFL-LIO, effective January 1, 2004 to December 31, 2006 and extended effective January 1, 2007 through December 31, 2010.

-v-

Exhibit F

Loan Documents

1. Gap Note dated May 30, 2003

2. Gap Mortgage dated May 30, 2003

3. Consolidation, Modification and Restatement of Notes dated May 30, 2003

4. Consolidation, Modification and Restatement of Mortgages and Security Agreement dated May 30, 2003

5. Assignment of Leases and Rents dated May 30, 2003

6. Indemnity Agreement

7. UCC-1 Financing Statements

8. Assignment of Agreements, Permits and Contracts

9. Cash Management Agreement

10. Clearing Account Agreement

11. Replacement Reserve and Security Agreement

12. Conditional Assignment of Management Agreement

13. All other documents referred to in the foregoing documents which evidence or secure the loan covered by the foregoing documents.

-vi-

Exhibit G

TENANCY-IN-COMMON AGREEMENT

This TENANCY-IN-COMMON AGREEMENT (the “Agreement”) made this _____ day of July, 2008 by and between GOLDBERG 34TH STREET, LLC, a Delaware limited liability company (“Goldberg”) and 504-514 WEST 34TH STREET CORP., a Maryland corporation (“Corp”).

R E C I T A L S:

WHEREAS, Goldberg and Corp each own an undivided fifty percent (50%) ownership interest as a tenant-in-common with respect to the land and the building located at 516 West 34th Street, New York, New York 10001 (Block 705, Lot 46) together with all of the rights, benefits and appurtenances thereto, as is more particularly described on Exhibit A attached hereto (the “Property”); and

WHEREAS, Goldberg and Corp desire to set forth the terms and conditions of their relationship as tenants-in-common with respect to the Property.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements of the parties set forth herein, the parties hereby agree as follows:

1. Purpose. The limited purpose of this agreement to document the relationship between Goldberg and Corp in their respective capacities as tenants-in-common with respect to the Property.

2. Management of Property. The management and control of the Property shall be vested in Goldberg and Corp, who shall have all of the rights and powers necessary, advisable and convenient for the management of the Property. All costs and expenses associated with the Property shall be paid by Goldberg and Corp fifty percent (50%) percent each. Fifty percent (50%) of the costs and expenses associated with the Debt Service Obligation (as defined herein) shall be borne by Goldberg and the remaining fifty percent (50%) of the costs and expenses associated with the Debt Service Obligation shall be borne by Corp. Goldberg and Corp may by unanimous agreement approve the appointment of a managing agent who shall supervise the day to day management of the Property. Goldberg and Corp hereby approve the continued retention of George M. Comfort & Sons as the manager of the Property.

3. Allocation and Distribution; Debt Obligation Matters.

(a) To the extent rental payments associated with the Property are received by either Goldberg or Corp, such amounts shall be transferred to Corp and Corp shall use all or a portion of such funds as necessary for the purpose of making principal and interest payments with respect to the debt obligation (the “Debt Service Obligation”) owed to Bear Stearns Commercial Mortgage, Inc. (or any subsequent holder of such debt obligation, the “First Mortgagee”), the holder of the fee mortgage on the Property; provided, that, such funds shall be applied towards payment of the Debt Service Obligation in a manner so that fifty percent (50%) of such payment or payments shall come from funds that would otherwise be distributed to Goldberg and the remaining fifty percent (50%) of such payment or payments shall come from funds that would otherwise be distributed to Corp. To the extent any amounts remain following the satisfaction of such obligation, Corp shall distribute such amounts as between Goldberg and Corp promptly following receipt using the following allocation: fifty percent (50%) to Goldberg and fifty percent (50%) to Corp. Goldberg and Corp agree that, aside from Debt Service Obligation, the following costs and expenses owed to the First Mortgagee in its capacity as the holder of the fee mortgage on the Property shall be borne solely by the tenant under the Net Lease (as hereinafter defined) (the “Tenant”): tax escrow payment obligations, insurance escrow payment obligations and repair reserve payment obligations. Any interest payable by the First Mortgagee with respect to rental income shall be allocated such that fifty percent (50%) of such amounts shall be distributed to Goldberg and fifty percent (50%) of such amounts shall be distributed to Corp. All interest payable by First Mortgagee with respect to reserves and escrows maintained for the benefit of First Mortgagee shall be allocated and distributed fifty percent (50%) to Goldberg and fifty percent (50%) to Corp, provided, however, that if said reserves and escrows are funded by the Tenant, all interest payable by First Mortgagee with respect to the reserves and escrows shall be payable to Tenant. The parties acknowledge that the aforementioned payments are currently required pursuant to the Debt Service Obligation to be paid through a lockbox which is maintained by the First Mortgagee.

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(b) This Agreement is and shall be subject and subordinate at all times to any mortgage and the lien, and rights of the holder thereof (in any amounts and all advances thereon, which may now or hereafter affect this Agreement or the Property), and to all renewals, modifications, consolidations, participations, replacements, and extensions thereof. The term “mortgage” as used herein shall be deemed to include trust indenture(s), deed(s) of trust, and security deed(s). Goldberg and Corp agree to attorn to the holder thereof, its affiliates, successors and assigns or any purchaser of the Property in a foreclosure proceeding or by a deed in lieu of foreclosure (a “Mortgagee Party”) who shall succeed to Goldberg’s and Corp’s respective interests in this Agreement upon request of such Mortgagee Party. Upon request of the holder thereof, Goldberg and Corp shall promptly execute and acknowledge, without charge therefore, an agreement acknowledging such subordination and agreeing to attorn to any Mortgagee Party who shall succeed to Goldberg’s and Corp’s respective interests in this Agreement.

4. Representations and Warranties.

(a) Representations and Warranties of Corp. Corp represents and warrants to Goldberg as of the date of this Agreement as follows:

(i) Organization, Good Standing, Power and Qualification. Corp is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland and has all requisite corporate power and authority to carry on its business as presently conducted and as proposed to be conducted. Corp is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect.

(ii) Authorization. Corp has full power and authority to enter into this Agreement. This Agreement, when executed and delivered by Corp, will constitute valid and legally binding obligations of Corp, enforceable in accordance with their terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

(iii) No Conflict. Neither the execution and delivery of this Agreement by Corp, nor the consummation of the transactions contemplated hereby, shall conflict with, result in a termination, breach, impairment or violation of (with or without notice or lapse of time, or both), or constitute a default, or require the consent, release, waiver or approval of any third party, under: (a) any provision of the certificate of incorporation or bylaws of Corp, as currently in effect; (b) any federal, state, provincial, local or municipal laws, statutes, ordinances, regulations, and rules, and all orders, writs, injunctions, awards, judgments and decrees applicable to the assets, properties and business (and any regulations promulgated thereunder) of Corp; or (c) any contract or agreement to which Corp is a party or to which Corp or any of its assets or properties is bound.

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(b) Representations and Warranties of Goldberg. Goldberg represents and warrants to Corp as of the date of this Agreement as follows:

(i) Organization, Good Standing, Power and Qualification. Goldberg is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite company power and authority to carry on its business as presently conducted and as proposed to be conducted. Goldberg is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect.

(ii) Authorization. Goldberg has full power and authority to enter into this Agreement. This Agreement, when executed and delivered by Goldberg, will constitute valid and legally binding obligations of Goldberg, enforceable in accordance with their terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

(iii) No Conflict. Neither the execution and delivery of this Agreement by Goldberg, nor the consummation of the transactions contemplated hereby, shall conflict with, result in a termination, breach, impairment or violation of (with or without notice or lapse of time, or both), or constitute a default, or require the consent, release, waiver or approval of any third party, under: (a) any provision of the certificate of formation or operating agreement of Goldberg, as currently in effect; (b) any federal, state, provincial, local or municipal laws, statutes, ordinances, regulations, and rules, and all orders, writs, injunctions, awards, judgments and decrees applicable to the assets, properties and business (and any regulations promulgated thereunder) of Goldberg; or (c) any contract or agreement to which Goldberg is a party or to which Goldberg or any of its assets or properties is bound.

5. Representatives of Parties.

(a) Representative of Corp.

(i) Corp hereby irrevocably nominates, constitutes and appoints Coach, Inc. (“Coach”) as the agent and true and lawful attorney-in-fact of Corp (the “Corp Representative”), with full power of substitution, to act in the name, place and stead of Corp for purposes of executing any documents and taking any actions that the Corp Representative may, in his sole discretion, determine to be appropriate in connection with any matters arising in connection with this Agreement. Todd Kahn, Senior Vice President and General Counsel of Coach and Michael F. Devine, III, Executive Vice President and Chief Financial Officer of Coach, each acting alone, are designated as authorized agents on behalf of Coach, in its capacity as Corp Representative.

(ii) Corp hereby grants to the Corp Representative full authority to execute, deliver, acknowledge, certify, file and record on behalf of Corp (in the name of Corp) any and all documents that the Corp Representative may, in his sole discretion, determine to be appropriate, in such forms and containing such provisions as the Corp Representative may, in his sole discretion, determine to be appropriate (including any amendment to or waiver of rights under this Agreement). Notwithstanding anything to the contrary contained in this Agreement:

(A) Goldberg and the Goldberg Representative shall be entitled to deal exclusively with the Corp Representative on all matters relating to this Agreement; and

(B) Goldberg and the Goldberg Representative shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of Corp by the Corp Representative, and on any other action taken or purported to be taken on behalf of Corp by the Corp Representative, as fully binding upon Corp.

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(iii) Corp recognizes and intends that the power of attorney granted herein: (A) is coupled with an interest and is irrevocable; (B) may be delegated by the Corp Representative; and (C) shall survive the death or incapacity of the shareholders of Corp and any dissolution of Corp.

(iv) Corp shall be entitled to change the Corp Representative and such change shall be effective upon providing written notice to the Goldberg Representative of the name and contact information for the new Corp Representative (the “Change of Corp Representative Notice”). Following the receipt of a Change of Corp Representative Notice, Goldberg shall send all future notices to the Corp Representative pursuant to Section 9 of this Agreement using the contact information reflected in the most recent Change of Corp Representative Notice.

(v) Corp represents and warrants to Goldberg as of the date of this Agreement that Coach shall act as the exclusive Corp Representative and shall have the power and authority to execute any and all documents and take any and all actions as may be necessary on behalf of Corp. Todd Kahn, Senior Vice President and General Counsel of Coach and Michael F. Devine, III, Executive Vice President and Chief Financial Officer of Coach, each acting alone, are designated as authorized agents on behalf of Coach, in its capacity as Corp Representative.

(b) Representative of Goldberg.

(i) Goldberg hereby irrevocably nominates, constitutes and appoints Jack Anfang as the agent and true and lawful attorney-in-fact of Goldberg, with full power of substitution, to act in the name, place and stead of Goldberg for purposes of executing any documents and taking any actions that the Goldberg Representative may, in his sole discretion, determine to be appropriate in connection with any matters arising in connection with this Agreement. In addition, Goldberg agrees prior to the First Closing under the Contract of Sale (as hereinafter defined) to cause an additional individual to be designated as an additional agent and true and lawful attorney-in-fact of Goldberg (Jack Anfang and said additional individual are herein referred to as the “Goldberg Representative”). The individuals constituting the Goldberg Representative, each acting alone, are designated as authorized agents on behalf of Goldberg, in their capacity as Goldberg Representative.

(ii) Goldberg hereby grants to the Goldberg Representative full authority to execute, deliver, acknowledge, certify, file and record on behalf of Goldberg (in the name of Goldberg) any and all documents that the Goldberg Representative may, in his sole discretion, determine to be appropriate, in such forms and containing such provisions as the Goldberg Representative may, in his sole discretion, determine to be appropriate (including any amendment to or waiver of rights under this Agreement). Notwithstanding anything to the contrary contained in this Agreement:

(A) Corp and the Corp Representative shall be entitled to deal exclusively with the Goldberg Representative on all matters relating to this Agreement; and

(B) Corp and the Corp Representative shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of Goldberg by the Goldberg Representative, and on any other action taken or purported to be taken on behalf of Goldberg by the Goldberg Representative, as fully binding upon Goldberg.

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(iii) Goldberg recognizes and intends that the power of attorney granted herein: (A) is coupled with an interest and is irrevocable; (B) may be delegated by the Goldberg Representative; and (C) shall survive the death or incapacity of the members of Goldberg and any dissolution of Goldberg.

(iv) Goldberg shall be entitled to change the Goldberg Representative and such change shall be effective upon providing written notice to the Corp Representative of the name and contact information for the new Goldberg Representative (the “Change of Goldberg Representative Notice”). Following the receipt of a Change of Goldberg Representative Notice, Corp shall send all future notices to the Goldberg Representative pursuant to Section 9 of this Agreement using the contact information reflected in the most recent Change of Goldberg Representative Notice.

(v) Goldberg represents and warrants to Corp as of the date of this Agreement that Jack Anfang shall act as the exclusive Goldberg Representative and shall have the power and authority to execute any and all documents and take any and all actions as may be necessary on behalf of Goldberg. Jack Anfang and the second individual once designated pursuant to paragraph 5(b)(i) above, each acting alone, shall be designated as authorized agents on behalf of Goldberg, in its capacity as Goldberg Representative.

6. Restriction on Transfer of Tenant-In-Common Interest. Goldberg and Corp agree that none of them will, either directly or indirectly, make application to or petition any court for partition of the Property, or transfer its undivided tenant-in-common interest in the Property other than in accordance with the terms of that certain Agreement, dated of even date, between Bauman 34th Street, LLC and Goldberg 34th Street, LLC, each as sellers, and Corp as buyer (the “Contract of Sale”).

7. Term. The parties agree that this Agreement shall remain in full force and effect until such time as (i) either party hereto transfers its tenant-in-common interest in the Property or (ii) it is terminated by the mutual written consent of the parties hereto. Notwithstanding the foregoing, the parties hereto agree that this Agreement shall remain valid and in effect to the extent a party hereto transfers its tenant-in-common interest in the Property in violation of the terms of this Agreement.

8. Indemnification.

(a) Indemnification by Corp. Corp agrees to defend, indemnify and hold Goldberg, its affiliates and their respective direct and indirect partners, members, shareholders, directors, officers, employees, agents and representatives (collectively, the “Goldberg Indemnified Parties”) harmless from and against any and all losses, claims, damages, obligations, liens, assessments, judgments, fines, liabilities and other costs and expenses, including without limitation, interest, penalties and any investigation, reasonable legal fees and disbursements and other expenses incurred in connection with, and any amount paid in settlement of, any action, suit or proceeding or any claim asserted, as the same are actually incurred by the Goldberg Indemnified Parties, of any kind or nature whatsoever which may be sustained or suffered by any such Goldberg Indemnified Party (collectively, “Goldberg Losses”) relating to or arising out of (i) any breach by Corp of any covenant or agreement contained in this Agreement or (ii) any breach or inaccuracy in any representation or warranty of Corp set forth in this Agreement; provided, that, Corp shall not be liable to the extent such Goldberg Losses arise from and are based on (A) a knowing and willful violation of any law or laws by a Goldberg Indemnified Party as finally determined by a court of competent jurisdiction or (B) a fraudulent act or omission by the Goldberg Indemnified Party as finally determined by a court of competent jurisdiction.

(b) Indemnification by Goldberg. Goldberg agrees to defend, indemnify and hold Corp, its affiliates and their respective direct and indirect partners, members, shareholders, directors, officers, employees, agents and representatives (collectively, the “Corp Indemnified Parties”) harmless from and against any and all losses, claims, damages, obligations, liens, assessments, judgments, fines, liabilities and other costs and expenses, including without limitation, interest, penalties and any investigation, reasonable legal fees and disbursements and other expenses incurred in connection with, and any amount paid in settlement of, any action, suit or proceeding or any claim asserted, as the same are actually incurred by the Corp Indemnified Parties, of any kind or nature whatsoever which may be sustained or suffered by any such Corp Indemnified Party (collectively, “Corp Losses”) relating to or arising out of (i) any breach by Goldberg of any covenant or agreement contained in this Agreement or (ii) any breach or inaccuracy in any representation or warranty of Goldberg set forth in this Agreement; provided, that, Goldberg shall not be liable to the extent such Corp Losses arise from and are based on (A) a knowing and willful violation of any law or laws by a Corp Indemnified Party as finally determined by a court of competent jurisdiction or (B) a fraudulent act or omission by the Corp Indemnified Party as finally determined by a court of competent jurisdiction.

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9. Notices. All notices, demands and communications of any kind which either party may be required or may desire to serve upon the other party under the terms of this Agreement shall be made in writing to the Goldberg Representative or the Corp Representative as applicable and, except as otherwise contemplated pursuant to Sections 5(a)(iv) and 5(b)(iv) of this Agreement, shall be served upon the Goldberg Representative or the Corp Representative as applicable at the corresponding address set forth below.

If to the Goldberg Representative, to:

Jack Anfang
6140 Evian Place
Boynton Beach, FL 33437

and to:

Jack Anfang
139 Haddon Road
New Hyde Park, NY 11040

and a copy to:

Graubard Miller
405 Lexington Avenue
New York, NY 10174
Attention:	Lester N. Henner, Esq.
Elaine M. Reich, Esq.

If to the Corp Representative, to:

Coach, Inc.
516 West 34th Street
New York, NY 10001
Attention:	Michael F. Devine, III, Executive Vice President and Chief Financial Officer
Todd Kahn, Senior Vice President and General Counsel

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with a copy to:

Phillips Lytle LLP
437 Madison Avenue, 34th Floor
New York, NY 10022
Attention: Kenneth R. Crystal, Esq.

The attorneys for the respective parties herein may, but shall not be obligated to, give notices on behalf of their respective clients.

10. Limitation on Fiduciary Duties; No Limitation on Pursuit of Other Business Opportunities. The parties hereto disclaim and waive any and all fiduciary duties that may be owed to the other party to this Agreement in connection with matters contemplated in this Agreement. Further, the parties hereto agree that neither Goldberg nor Corp shall have any duties to the other party hereto with respect to any business opportunities that may come before Goldberg or Corp from time to time, regardless of whether or not such business opportunities relate in any way to the Property or are competitive in any way with the ownership and/or management and operation of the Property.

11. General Provisions.

(a) Entire Agreement. This Agreement is the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements between them with respect thereto.

(b) Amendment. This Agreement may not be altered or amended except by a written agreement duly executed by the parties.

(c) Agreement Binding. The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs, successors and assign, subject, however, to the provisions regarding assignment hereinabove set forth.

(d) Headings. The headings of the several sections of this Agreement are inserted solely for convenience of reference, and in no way define, describe, limit, extend or aid in the construction of the scope, extent or intent of this Agreement or of any term or provision thereof.

(e) Severability. In the event that any provision or any portion of any provision contained in this Agreement is unenforceable, the remaining provisions and, in the even that a portion of any provision is unenforceable, the remaining portion of such provision, shall nevertheless be carried into effect.

(f) Governing Law. This Agreement is to be governed by and constructed in accordance with the laws of the State of New York. Any suit brought hereon, whether in contract, tort, equity or otherwise, shall be brought in the Supreme Court of the State of New York and County of New York, the parties hereby waiving any claim or defense that such forum is not convenient or proper. Each party hereby agrees that any such court shall have jurisdiction over such party, consents to service of process in any manner authorized by New York law, and agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner specified by law.

(g) No Waiver. The failure of either party to enforce at any time or for any period of time the provisions of this Agreement shall not be construed as a waiver of such provisions or of the right of such party thereafter to enforce each and every such provision of this Agreement.

(h) Attorneys’ Fees. If any legal action or other proceeding is brought for the enforcement of this Agreement or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions hereof, the successful or prevailing party shall be entitled to recover from the unsuccessful or nonprevailing party all attorneys’ fees, court costs and other costs actually incurred in such action or proceeding, in addition to any other relief to which it may be entitled. As used herein, “actual attorneys’ fees” or “attorneys’ fees actually incurred” means the full and actual costs of any legal services actually performed in connection with the matter for which such fees are sought calculated on the basis of the usual fees charged by the attorneys performing such services, and shall not be limited to “reasonable attorneys’ fees” as that term may be defined in statutory or decisional authority.

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(i) Further Assurances. Each party shall perform all such acts and execute and deliver all such instruments, documents and writings as may be reasonably required to give full effect to this Agreement.

(j) Survival of Representations and Warranties. Notwithstanding knowledge of facts determined or determinable by the parties pursuant to investigation or right of investigation, all representations and warranties of the parties contained in this Agreement shall survive execution, delivery and performance of this Agreement.

(k) Counterparts. This Agreement may be executed by facsimile signatures and in separate counterparts, each of which when so executed and delivered shall be an original for all purposes, but all such counterparts shall together constitute but one and the same instrument.

(l) Default by Corp. Any default or breach by Corp as Buyer under the Contract of Sale or a default by Corp as Tenant under the Net Lease among Goldberg and Corp as Landlord, and Corp as Tenant (“Net Lease”) that is uncured within the periods set forth in such agreements shall constitute a default by Corp under this Agreement, and any default by Corp under this Agreement that is uncured within the periods set forth herein shall constitute a default by Corp as Buyer under the Contract of Sale and by Corp as Tenant under the Net Lease.

(m) Default by Goldberg. Any default or breach by Goldberg as Seller under the Contract of Sale or as a Landlord under the Net Lease that is uncured within the periods set forth in such agreements shall constitute a default by Goldberg under this Agreement, and any default by Goldberg under this Agreement that is uncured within the periods set forth herein shall constitute a default by Goldberg as Seller under the Contract of Sale and by Goldberg as a Landlord under the Net Lease.

(n) Closing Under Contract of Sale. The terms and conditions of this Agreement to the contrary notwithstanding, no default or breach by the Corp or Goldberg, as the case may be, shall relieve the other party of the obligation to sell and purchase (respectively) the Premises pursuant to the Contract of Sale or deprive either party (A) of the remedy of specific performance under the Contract of Sale, provided, however, that the consummation of said closing shall not relieve the defaulting party of any liability for damages as a result of such default or breach, which liability shall survive the closing under the Contract of Sale, (B) all amounts due and payable hereunder which shall not then have been paid shall be paid at said closing, except that if said amounts are in dispute, the defaulting party shall deposit in escrow with the attorneys for the non-defaulting party the amount so in dispute pending the resolution or final adjudication of said dispute.

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(o) In addition to any other remedies either party may have with this Agreement, if either party fails to pay to the other party any amount due hereunder, the failing party shall also pay interest at the lower (i) three percent (3%) per annum above the prime rate published in the Wall Street Journal, or (ii) the highest rate permitted by law on any amounts paid more than ten (10) days after same is due, which interest shall be paid for the period commencing on the date such amount is due and ending on the date same is paid. In addition, if any amounts due and payable hereunder shall remain past due for more than thirty (30) days, the defaulting party shall pay to the other interest equal to double the aforementioned amount.

IN WITNESS WHEREOF, this Agreement is made on the day and year first above written.

GOLDBERG 34TH STREET, LLC

By: _____________________________
Name:
Title:

504-514 WEST 34TH STREET CORP.

By: _____________________________
Name:
Title:

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EXHIBIT A

DESCRIPTION OF PROPERTY

ALL that certain plot, piece or parcel of land, situate, lying and being in the Borough of MANHATTAN, City, County and State of NEW YORK, bounded and described as follows:

BEGINNING at a point on the northerly side of WEST 33RD STREET, distant 205 feet westerly from the corner formed by the intersection of the northerly side of WEST 33RD STREET with the westerly side of TENTH AVENUE;

RUNNING THENCE northerly and parallel with the westerly side of TENTH AVENUE, 197 feet 6 inches to the southerly side of WEST 34TH STREET;

THENCE westerly along the said southerly side of WEST 34TH STREET, 145 FEET;

THENCE southerly and again parallel with the westerly side of TENTH AVENUE, 197 feet 6 inches to the northerly side of WEST 33RD STREET; and

THENCE easterly along the northerly side of 33RD STREET, 145 feet to the point or place of BEGINNING.

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Exhibit H

NET LEASE AGREEMENT
By and Between
GOLDBERG 34TH STREET LLC AND 504-514 WEST 34TH STREET CORP.
as Tenants-in-Common
and
504-514 WEST 34TH STREET CORP.
as Tenant

Dated as of: July __, 2008

Property Location: 516 West 34th Street

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NET LEASE AGREEMENT

This NET LEASE AGREEMENT (this “Lease”) is made as of the ____ day of July, 2008 by and between GOLDBERG, 34TH STREET LLC (“Goldberg”) and 504-514 WEST 34TH STREET CORP. (“504”), as tenants-in-common, having an address at 516 West 34th Street, New York, NY 10001 (“Landlord”) and 504-514 WEST 34TH STREET CORP., having an office at 516 West 34th Street, New York, NY 10001 (“Tenant”).

DEMISE AND PREMISES

Demise. Landlord hereby leases to Tenant, and Tenant leases from Landlord, the land and the building located at 516 West 34th Street (Block 705, Lot 46), together with the improvements thereon (the “Building”), and all the rights, benefits and appurtenances thereto (collectively, the “Premises”). The land is more particularly described in Exhibit A attached hereto.

LEASE TERM/USE

Term. The term of this Lease (“Term”) shall commence upon the date of the First Closing, as such term is defined in the Contract of Sale (as hereinafter defined) (the “Commencement Date”) and shall expire, unless extended (as set forth herein) or until such term shall sooner cease and expire as hereinafter provided, on June 30, 2015 (“Expiration Date”).

Use of Premises. The Premises may be occupied and used by Tenant for any lawful use, subject, however, to the provisions of this Lease.

RENT

Rent  Tenant shall pay to Landlord rent (“Rent”) commencing on the Commencement Date as set forth on the rent schedule attached as Exhibit B (the “Rent Schedule”). At the direction of Landlord, Tenant may pay the Rent in two equal, separate payments to each of Goldberg 34th Street, LLC and 504-514 West 34th Street Corp.

Section 3.2 Triple Net Lease. (a) Commencing on the Commencement Date, Tenant shall be responsible for all costs of every nature and kind relating to the ownership, maintenance, repair, replacement, and operation of the building, and all other similar costs, including, without limitation the following:

(i) Tenant shall be required to arrange and pay for directly to the provider thereof any and all electricity, steam, gas, water and/or other utilities desired by Tenant. Tenant may discontinue, add or change any utility services in its sole discretion from time to time.

(ii) (I) Tenant, at its expense, shall maintain at all times during the term of this Lease and at all times when Tenant is in possession of the Premises (and cause its subtenants or any other occupant of any portion of the Premises by, through or under Tenant to maintain) (i) public liability insurance in respect of the Premises and the conduct or operation of Tenant’s business therein, with Landlord and Landlord’s managing agent, if any, as additional insureds, with a combined single limit (annually and per occurrence) of not less than $5,000,000 (with a deductible not exceeding $500,000), (ii) insurance (with a deductible not exceeding $500,000) covering all of Tenant’s property, including, without limitation, Tenant’s furniture, fixtures, machinery, equipment and other personal property and any property of third parties located in the Premises (“Tenant’s Property”) against all risks and perils for physical loss and damage, including, without limitation, additional expenses coverage, in an amount equal to the full replacement value of Tenant’s Property (as increased from time to time); and (iii) insurance (with a deductible not exceeding $500,000) covering the Building, including, without limitation, fixtures, machinery and equipment therein against all risks and perils for physical loss and damage, in the amount equal to the full replacement value of the Building (as increased from time to time).

(II) Tenant shall deliver to Landlord such policies or certificates of such policies (in form reasonably acceptable to landlord) prior to the commencement of the term of this Lease. Tenant shall procure and pay for renewals of such insurance from time to time before the expiration thereof, and Tenant shall deliver to Landlord and any additional insureds such renewal policy or certificate at least 30 days before the expiration of any existing policy. All such policies shall name as additional insureds Landlord, Landlord’s managing agent and the holder of the existing mortgage encumbering the Premises (the “Mortgagee”), if required by Mortgagee, shall be issued by companies reasonably satisfactory to Landlord and all such policies shall contain a provision whereby the same cannot be canceled or modified unless Landlord and any additional insureds are given at least 30 days’ prior notice of such cancellation or modification, including, without limitation, any cancellation resulting from the non-payment of premiums. Landlord shall have the right at any time and from time to time, but not more frequently than once every two years, to require Tenant to increase the amount of the insurance maintained by Tenant under this provision, as reasonably determined by Landlord, provided that such amount shall not exceed the amount which is comparable to the amount then generally required of tenants in similar space in similar buildings in the general vicinity of the building.

(b) It is the purpose and intent of the Landlord and Tenant that the rent payable hereunder shall be absolutely net to the Landlord so that this Lease shall yield, net to the Landlord, the rents specified in this Article 3 in each year during the term of this lease.

(c) For the purpose of this Article:

(i) The term “Taxes” shall mean (1) the real estate taxes, assessments and special assessments imposed on the Building and/or the land on which the Building is erected (including, without limitation, business improvement district charges), and (2) any reasonable expenses incurred in contesting the same. If at any time during the term of this Lease the methods of taxation prevailing on the date hereof shall be altered so that in lieu of, or as an addition to, or as a substitute for, the whole or any part of such real estate taxes, assessments and special assessments now imposed on real estate, there shall be levied, assessed and imposed (x) a tax, assessment, levy, imposition, license fee or charge wholly or partially as a capital levy or otherwise on the rents received therefrom, or (y) any other additional or substitute tax, assessment, levy, imposition , fee or charge, then all such taxes, assessments, levies, impositions, fees or charges shall be deemed to be included within the term “Taxes” for the purposes hereof (in no event, however, shall Taxes include any income, estate or inheritance tax of Landlord, or any transfer taxes).

(ii) If a Tax year ends after the expiration of the term of this Lease, the Tax payment therefor shall be prorated to correspond to the expiration or termination of the term of this Lease, the Tax payment therefor shall be prorated to correspond to that portion of such Tax Year occurring within the term of this Lease. In addition, the Tax payment shall be prorated for the Tax Year in which the payment of additional rent under this Article commences. If the real estate fiscal tax year of the City of New York shall be changed during the term of this Lease, any Taxes for a real estate fiscal tax year, a part of which is included within a particular Tax year and a part of which is not so included, shall be apportioned on the basis of the number of days in the real estate fiscal Tax year included in the particular Tax year for the purpose of making the computations under this Article.

(iii) The Tax Payment shall be payable by Tenant within thirty (30) days after receipt of a demand from Landlord (but not more than 30 days before the tax is due), which demand shall be accompanied by Landlord’s computation of the Tax payment (a copy of the relevant tax bills shall be sent by Landlord to Tenant with each such demand).

(d) In the event the Mortgagee requires the payment of any escrows or reserves for insurance, Taxes or other reserves, same shall be deposited with Mortgagee by Tenant.

(e) The term "additional rent" shall also include all sums of money other than Rent as shall become due and payable by Tenant to Landlord hereunder. Each and every payment and expenditure, other than Rent and other than costs for any additions, alterations, repairs, replacements and improvements to the Building, which are required to be paid by Tenant under this Lease, shall be deemed to be additional rent hereunder, whether or not the provisions requiring payment of such amounts specifically so state, and shall be payable, unless otherwise provided in this Lease, on demand by Landlord and in the case of the non-payment of any such amounts, Landlord shall have, in addition to all of its other rights and remedies, all of the rights and remedies available to Landlord hereunder or by laws in the case of non-payment of Rent. Unless expressly otherwise provided in this Lease, the performance and observance by Tenant of all the terms, covenants and conditions of this Lease to be performed and observed by Tenant hereunder shall be performed and observed by Tenant at Tenant's sole cost and expense. In the event of Tenant's default in the payment of additional rent, Landlord shall have the same remedies as for a default in the payment of Rent.

Section 3.3 Discretion Over Premises

To the extent not otherwise set forth in this Lease (but subject to the provisions of this Lease), Tenant has complete, discretion to make any use of the Premises, including, but not limited to, the complete, absolute and sole authority and discretion over all matters relating to maintenance, alteration, repair, management and operation of the Premises. Tenant may, but need not, renovate, construct, reconstruct, demolish, repair and/or alter from time to time the present or future structural or other portions of the Premises, at its sole cost and expense. Tenant shall be solely responsible for the maintenance, repair, upkeep and renovation of the Premises. Tenant shall have the sole right to any signage or other uses of the Premises during the term hereof.

Section 3.4 Closing of Sale Reference is made to the Agreement dated of even date between Bauman 34th Street, LLC and Goldberg 34th Street, LLC, each as sellers and 504-514 West 34th Street Corp., as buyer (the “Contract of Sale”). Anything herein to the contrary notwithstanding, if, following the First Closing (as such term is defined in the Contract of Sale), the Closing by Goldberg 34th Street, LLC fails to occur on or before the date which is 730 days following the date of the First Closing solely as a result of the default of Goldberg 34th Street, LLC (and Tenant as Buyer under the Contract of Sale is then ready, willing and able to close in accordance with the terms of the Contract of Sale), then twenty-five percent (25%) of Tenant’s rent under Section 3.1 above shall be abated, which abatement shall be applied against the portion of the rent under Section 3.1 which is allocated to Goldberg.

AS IS

As Is. Landlord shall deliver and Tenant shall accept the Premises in “as is” condition, it being understood and agreed that Landlord has no obligations with respect to the construction of, or any improvements to, the Premises. Landlord makes no representation or warranty with respect to the condition of the Premises or its fitness or availability for any particular use, and Landlord shall not be liable for any latent or patent defect therein.

Violations. Tenant, at its sole cost and expense, shall, throughout the term of this Lease, comply in all respects with (i) all laws and/or requirements of public authorities, whether present or future, foreseen or unforeseen, ordinary or extraordinary, and whether or not the same shall be presently within the contemplation of Landlord and Tenant or shall involve any change of governmental policy, or require structural or nonstructural repairs or alterations or additions, and irrespective to the cost thereof, which may be applicable to the Premises or the use and occupancy thereof, (ii) any agreements, contracts, easements and restrictions affecting the Premises or any part thereof or the ownership, occupancy or use thereof existing on the date hereof or hereafter created by Tenant, or consented to or requested by Tenant.

Repairs and Maintenance. Subject to Section 3.3 above, (a) Tenant, at its sole cost and expense, shall be solely responsible for the Premises and all fixtures, equipment, machinery and apparatus (including but not limited to heating, air-conditioning, plumbing, electrical, sanitary and other systems) in or servicing the Premises and entrance and exit doors to and from the Building or other areas of the Premises; as well as all personal property and trade fixtures therein, and all roadways, sidewalks, curbs and trackage rights, if any (to the extent the same are subject to Tenant's control), on, adjacent and appurtenant thereto.

(b) Throughout the Term, Tenant, at its sole cost and expense, shall be solely responsible for any periodic inspection, maintenance, repair and replacement of the heating, air-conditioning, plumbing, electrical, sanitary and other equipment and systems located in or to be located in the Premises.

(c) Tenant shall not commit or suffer to be committed any waste upon or about the Premises. Tenant shall not make any claim or demand upon or bring any action against Landlord for any loss, cost, injury, damage or other expense caused by any failure or defect, structural or non-structural, of the Premises or any part thereof.

(d) Landlord shall not under any circumstances be required to build any improvements on the Premises, or to make any repairs, replacements, alterations or renewals of any nature or description to the Premises or to any of the improvements, whether interior or exterior, ordinary or extraordinary, structural or non-structural, foreseen or unforeseen, or to make any expenditure whatsoever in connection with this Lease or to inspect or maintain the Premises in any way. Tenant hereby waives the right to make repairs, replacements, renewals or restorations at the expense of Landlord pursuant to any laws.

Services and Utilities. Landlord shall have no obligation whatsoever to furnish any utilities or building services of any kind. Tenant shall furnish, at its own expenses, all utilities of every type and nature required by it and make its own arrangements with the public utility company servicing the Premises for the furnishing of, and payment of all charges for all utilities of every kind consumed by Tenant in the Premises. All electricity consumed by any of the foregoing utilities or systems shall be paid for by Tenant.

ARTICLE 5. END OF TERM

Section 5.1 End of Term. At or before the end of the Term, Tenant will promptly quit and surrender the Premises to Landlord, free of all tenancies or other rights of occupancy, subject to Article 3 above and subject to the Contract of Sale.

ARTICLE 6. MECHANIC’S LIENS

Section 6.1 Mechanic’s Liens. Tenant will pay or cause to be paid all costs and charges for work done by or for Tenant in or to the Premises, and for all materials furnished for or in connection with such work. Tenant will indemnify Landlord against, and hold Landlord harmless of and from, all mechanics’ liens and claims of liens, and all other liabilities, claims and demands on account of such work by or on behalf of Tenant. If any such lien is filed against the Premises or the Building, Tenant will cause such lien to be discharged of record, by bond, payment of money into court, or otherwise, within sixty (60) days of Tenant’s receipt of notice of the filing of the notice of lien for same. If any such lien cannot be removed or discharged within sixty (60) days, Tenant shall not be deemed in default provided Tenant is diligently pursuing such discharge or removal.

ARTICLE 7. SUBORDINATION AND NON-DISTURBANCE

Section 7.1 Subordination and Non-Disturbance.

(a) Without the necessity of any additional document being executed by Tenant for the purpose of effecting a subordination, this Lease shall be subject and subordinate at all times to any mortgage and the lien, and the rights of the holder thereof (in any amounts and all advances thereon, which may now or hereafter affect this Agreement or the Premises, and to all renewals, modifications, consolidations, participations, replacements, and extensions thereof. The term “mortgage” as used herein shall be deemed to include trust indenture(s), deed(s) of trust, and security deed(s). Tenant agrees to attorn to the holder thereof, its affiliates, successors and assigns or any purchaser of the Premises in a foreclosure proceeding or by a deed in lieu of foreclosure (a “Mortgagee Party”) who shall succeed to the Landlord’s interest in the Premises upon request of such Mortgagee Party. Upon request of the holder thereof, the parties shall promptly execute and acknowledge, without charge therefor, an agreement acknowledging such subordination and agreeing to attorn to any Mortgagee Party who shall succeed to Landlord’s interest in the Premises.

Landlord represents and warrants that as of the date hereof there are no ground or underlying leases covering the whole or any portion of the Building.

Intentionally Omitted.

Landlord covenants that, during the term of this Lease, it will not encumber the property with any mortgages, liens, ground leases, security interests or encumbrances other than the Mortgage and will take no action to increase the its obligations under the Mortgage.

ARTICLE 8. EMINENT DOMAIN/DAMAGE AND DESTRUCTION

Section 8.1 Taking/Damage and Destruction. If all or part of the Premises are taken by the exercise of the power of eminent domain, Tenant shall be entitled to claim all awards or compensation which are due from the applicable governmental organization that exercised the power of eminent domain or provides compensation for the exercise of such eminent domain power. If all or part of the Building shall be damaged or destroyed by fire or other casualty, Tenant shall be entitled to claim all insurance proceeds, awards or compensation with respect to said damage or destruction. In the case of a taking or damage and destruction, this Lease and the Tenant’s obligations hereunder shall not be affected hereby. Tenant may, but need not, rebuild, repair, alter, demolish or otherwise deal with the Building as it shall deem appropriate in each instance.

ARTICLE 9. CROSS DEFAULT

Section 9.1 Default by Tenant. Any default or breach by Tenant as buyer under the Contract of Sale or a default by Tenant as a tenant-in-common under the TIC Agreement (as hereinafter defined) that is uncured within the periods set forth in such agreements shall constitute a default by Tenant under this Lease, and any default by Tenant under this Lease that is uncured within the periods set forth herein shall constitute a default by Tenant as buyer under the Contract of Sale and by Tenant as a tenant-in-common under the TIC Agreement.

Section 9.2 Default by Landlord. Any default or breach by Goldberg as Seller under the Contract of Sale or a default by Goldberg as a tenant-in-common under the TIC Agreement that is uncured within the periods set forth in such agreements shall constitute a default by Goldberg under this Lease, and any default by Landlord under this Lease that is uncured within the periods set forth herein shall constitute a default by Goldberg under the Contract of Sale and by Goldberg as a tenant-in-common under the TIC Agreement.

Section 9.3 Closing Under Contract of Sale. The terms and conditions of this Article 9 to the contrary notwithstanding, no default or breach by the Tenant or Landlord, as the case may be, shall relieve the other party of the obligation to sell and purchase (respectively) the Premises pursuant to the Contract of Sale or deprive either party of the remedy of specific performance under the Contract of Sale, provided, however, that (A) the consummation of said closing shall not relieve the defaulting party of any liability for damages as a result of such default or breach, which liability shall survive the closing under the Contract of Sale, (B) all amounts of Rent due and payable pursuant to Section 3.1 hereunder which shall not then have been paid shall be paid at said closing, and (C) all amounts of additional rent which shall not then have been paid shall be paid at said closing except that if said amounts are in dispute, the defaulting party shall deposit in escrow with the attorneys for the non-defaulting party the amount so in dispute pending the resolution or final adjudication of said dispute.

ARTICLE 10. QUIET ENJOYMENT

Section 10.1 Quiet Enjoyment. Landlord covenants and agrees with Tenant, that upon Tenant paying the rent and additional rent and observing and performing all of the terms, covenants and conditions on Tenant’s part to be observed and performed, Tenant may peaceably and quietly enjoy the Premises, subject nevertheless to the terms and conditions of this Lease and the Mortgage.

ARTICLE 11. DEFAULT

Section 11.1 Default by Tenant, Remedies.

(a) If Tenant defaults in fulfilling any of the covenants of this Lease, or if the Premises becomes vacant or deserted, or if this Lease be rejected under §365 of Title 11 of the U.S. Code (Bankruptcy Code); or if any execution or attachment shall be issued against Tenant or any of Tenant’s property whereupon the Premises shall be taken or occupied by someone other than Tenant; then in any one or more of such events, upon Landlord serving a written 10 days notice with respect to a default in the payment of rent or additional rent or 30 days notice with respect to any other default notice upon Tenant specifying the nature of said default, and upon the expiration of said 10 or 30 days, as the case may be, if Tenant shall have failed to comply with or remedy such default, or if the said default or omission complained of shall be of a nature that the same cannot be completely cured or remedied within said 30 day period (it being intended that a default in the payment of rent or additional rent shall not have the benefit of this extension of the cure period), and if Tenant shall not have diligently commenced during such default within such 30 day period, and shall not thereafter with reasonable diligence and in good faith, proceed to remedy or cure such default, then Landlord may serve a written five (5) days notice of cancellation of this Lease upon Tenant, and upon the expiration of said five (5) days this Lease and the term thereunder shall end and expire as fully and completely as if the expiration of such five (5) day period were the day herein definitely fixed for the end and expiration of this Lease and the term thereof, and Tenant shall then quit and surrender the Premises to Landlord, but Tenant shall remain liable as hereinafter provided.

(b) In case of re-entry or dispossession by legal proceedings, or termination of this Lease by Landlord as in subparagraph (a) above provided, Tenant shall be liable to Landlord for all reasonable expenses Landlord incurs for: (i) legal fees and other expenses related to obtaining possession; and (ii) brokerage commissions in obtaining another tenant.

(c) In addition to any other remedies Landlord may have under this Lease, Tenant shall pay to Landlord interest at the lower of (i) 3% per annum above the prime rate published in the Wall Street Journal (or, if no longer published, then Landlord shall substitute a similar rate) or (ii) the highest rate permitted by law and on rent or additional rent paid more ten (10) days after same is due, which interest shall be paid for the period commencing on the date such rent or additional rent was first due and ending on the date same as paid. In addition, if any amounts of Rent due and payable under Section 3.1 hereof shall remain past due for more than thirty (30) days, Tenant shall pay to Landlord interest equal to double the aforesaid amount.

(d) If the Premises are not surrendered and vacated as and at the time required by this Lease (time being of the essence), Tenant shall be liable to Landlord for (a) all losses, costs, liabilities and damages which Landlord may incur by reason thereof, including, without limitation, reasonable attorneys’ fees, and Tenant shall indemnify, defend and hold harmless Landlord against all claims made by any succeeding tenants against Landlord or otherwise arising out of or resulting from the failure of Tenant to timely surrender and vacate the Premises in accordance with the provisions of this Lease, and (b) per diem use and occupancy in respect of the Premises equal to two times the fixed rent and additional rent payable under this lease for the last year of the term of this Lease (which amount Landlord and Tenant presently agree is the minimum to which Landlord would be entitled, is presently contemplated by them as being fair and reasonable under such circumstances and is not a penalty). In no event, however, shall this paragraph be constructed as permitting Tenant to hold over in possession of the Premises after the expiration or termination of the term of this Lease.

(e) LANDLORD AND TENANT HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER AGAINST THE OTHER, OR AS TO ANY MATTERS ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS LEASE, OR THEIR RELATIONSHIP AS LANDLORD AND TENANT, OR TENANT’S USE OR OCCUPANCY.

ARTICLE 12  ASSIGNMENT AND SUBLETTING

Section 12.1 Tenant’s Rights. (a) Tenant may assign this Lease or sublet any or all of the Premises without Landlord’s consent upon thirty (30) days written notice to Landlord.

(b) Each assignment or subletting pursuant to this Article shall be subject to all of the terms of this Lease. Notwithstanding any such subletting or assignment and/or acceptance of rent or additional rent by Landlord from any subtenant or assignee, Tenant shall remain fully liable for (and any assignee shall assume the obligation for) the payment of the fixed rent and additional rent due and to become due under this Lease and for the performance of all Tenant’s obligations under this Lease. All acts and omissions of any subtenant or assignee or anyone claiming under or through any subtenant or assignee which shall be in violation of any of the obligations of this Lease shall be deemed to be a violation by Tenant. Tenant further agrees that notwithstanding any such subletting or assignment, no further subletting or assignment by tenant or any person claiming through or under Tenant shall be made except upon compliance with and subject to the provisions of this Article.

ARTICLE 13 NOTICES

Section 13.1 Notices. All notices required or permitted by any provision of this Lease shall be directed as follows:

To Tenant:	Coach, Inc.
516 West 34th Street
New York, NY 10001
Attention: Todd Kahn, General Counsel

with a copy to:	Phillips Lytle LLP
437 Madison Avenue, 34th Floor
New York, NY 10022
Attention: Kenneth R. Crystal, Esq.

To Landlord:	504-514 West 34th Street Corp.
c/o Coach, Inc.
516 West 34th Street
New York, NY 10001
Attention: Todd Kahn, General Counsel

with a copy to:	Phillips Lytle LLP
437 Madison Avenue, 34th Floor
New York, NY 10022
Attention: Kenneth R. Crystal, Esq.

and:	Goldberg 34th Street, LLC
c/o Jack Anfang
6140 Evian Place
Boynton Beach, FL 33437

and	Goldberg 34th Street, LLC
c/o Jack Anfang
139 Haddon Road
New Hyde Park, NY 11040

with a copy to:	Graubard Miller
405 Lexington Avenue
New York, NY 10174
Attention: Lester Henner, Esq.

All notices to be given hereunder by either party shall be written and sent by registered or certified mail, return receipt requested, postage prepaid, hand delivered or sent via a nationally recognized next day courier service (such as Federal Express, DHL, etc.) addressed to the party intended to be notified at the address set forth above. Either party may, at any time, or from time to time, notify the other in writing of a substitute address(es) for that given above, and thereafter notices shall be directed to the substitute address(es). Notice given by certified or registered mail or by next day courier service as aforesaid shall be deemed given on the date of deposit in the mail or with the next day courier service. Notices hand delivered shall be deemed given on the day delivered (or first refused for delivery).

The attorneys for the respective parties herein may, but shall not be obligated to, give notices on behalf of their respective clients.

ARTICLE 14. ESTOPPEL CERTIFICATES

Section 14.1 Estoppel Certificates. Within fifteen (15) days after receipt of Landlord’s or Tenant’s request (“Requesting Party”), Landlord or Tenant, as the case may be (“Answering Party”), shall execute and deliver to the Requesting Party a declaration to any person designated by such party: (i) stating the Commencement Date and Expiration Date of the Lease; and (ii) certifying (a) that this Lease is in full force and effect and has not been assigned, modified, supplemented or amended (except by such written instruments set forth therein), (b) that all conditions under this Lease to be performed by the Answering Party have been satisfied (stating exceptions, if any), (c) to the best knowledge of Answering Party, no defenses or offsets against the enforcement of this Lease by the Answering Party exist (or stating those claimed), (d) advance Rent, if any, paid by Tenant, (e) the date to which Rent has been paid, and (f) such other information as the Requesting Party reasonably requires.

ARTICLE 15. MISCELLANEOUS

Section 15.1 Waiver. No waiver by Landlord or Tenant of any breach of any term, covenant or condition hereof shall be deemed a waiver of the same or any subsequent breach of the same or any other term, covenant or condition. The acceptance of Rent by Landlord shall not be deemed a waiver of any earlier breach by Tenant of any term, covenant or condition hereof, regardless of Landlord’s knowledge of such breach when such Rent is accepted. No covenant, term or condition of this Lease shall be deemed waived by Landlord or Tenant unless waived in writing.

Section 15.2 Entire Agreement. There are no representations, covenants, warranties, promises, agreements, conditions or undertakings, oral or written, between Landlord and Tenant other than herein set forth, set forth in the Contract of Sale or in that certain Tenancy-In-Common Agreement between Goldberg and 504 of even date (the “TIC Agreement”). Except as herein otherwise provided, no subsequent alteration, amendment, change or addition to this Lease shall be binding upon Landlord or Tenant unless in writing and signed by both parties.

Section 15.3 No Partnership.

Landlord does not, in any way or for any purpose, become a partner, employer, principal, master, agent or joint venturer of or with Tenant.

Section 15.4 Counterparts. This Lease may be executed by facsimile signatures and in separate counterparts, each of which when so executed and delivered shall be an original for all purposes, but all such counterparts shall together constitute but one and the same instrument.

Section 15.5 Captions and Section Numbers. This Lease shall be construed without reference to the titles of Articles and Sections, which are inserted only for convenience of reference.

Section 15.6 Number and Gender. The use herein of a singular term shall include the plural and use of the masculine, feminine or neuter genders shall include all others.

Section 15.7 Broker’s Commission. Landlord and Tenant each represent to the other that they dealt with no broker in connection with this transaction. Landlord and Tenant shall each indemnify, defend and hold harmless the other from and against any claim by any broker or other person for a commission or other compensation in connection with that transaction if such claim is based in whole or in part upon any act of the indemnifying party or its representatives, and from all losses, liabilities, costs and expenses in connection with such claim, including reasonable attorneys fees. Landlord and Tenant agree to pay all amounts due to their respective consultants.

Section 15.8 Partial Invalidity. If any provision of this Lease or the application thereof to any person or circumstance shall to any extent be invalid or unenforceable, the remainder of this Lease, or the application of such provision to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby and each provision of this Lease shall be valid and enforceable to the fullest extent permitted by law.

Section 15.9 Intentionally Omitted.

Section 15.10 Applicable Law. This Lease shall be construed under the internal laws of the State of New York.

Section 15.11 Holding Over. If Tenant remains in possession of all or any part of the Premises after the expiration of the Term: (a) such tenancy will be deemed to be a periodic tenancy from month-to-month only; (b) such tenancy will not constitute a renewal or extension of this Lease for any further term; and (c) such tenancy may be terminated by either party hereto upon thirty (30) days prior written notice by either party and Tenant shall pay two hundred (200%) percent of the Rent then otherwise due and payable hereunder. Tenant at any time or by Landlord at least twelve (12) months after the expiration of the Term. Such month-to-month tenancy will be subject to every other term, condition, and covenant contained in this Lease.

Section 15.12 Signs. During the Term hereof and any renewals, Tenant shall have the sole and exclusive right to install signage on and in the Building and the Premises, subject only to obtaining all governmental and municipal approvals and permits required in connection with its signage.

Section 15.13 Landlord’s Consent. Wherever in this Lease Tenant is required to, or desires to, obtain Landlord’s consent or approval, Landlord agrees to not unreasonably withhold, delay or condition any such consent(s).

Section 15.14 Intentionally Omitted.

Section 15.15 Subleases. This Lease is subject to (a) that certain Lease Agreement between Forest Electric Corp. and the predecessors-in-interest to Landlord dated August 15, 2002, (b) that certain Lease Agreement between Coach, Inc. and the predecessors-in-interest to Landlord, dated July 1, 2000, and (c) that certain Signed Lease between Van Wagner Communications, LLC and the predecessors-in-interest to Landlord dated December 1, 2000, each as heretofore amended (collectively, the “Subleases”) and the Contract of Sale. From and after the date hereof, Forest Electric Corp., Coach, Inc. and Van Wagner Communications, LLC shall be subtenants of Tenant, and Tenant is solely responsible for all obligations and entitled to all of the benefits of the landlord under the terms of the Subleases and shall have sole authority with respect to the exercise of any remedies with respect thereto, and the entering into of any amendments, modifications, extensions or terminations thereof. At the time of the First Closing (as such term is defined in the Contract of Sale), Goldberg 34th Street LLC shall execute an Assignment of the Landlord’s interest in the Subleases to Tenant (the “Assignment of Subleases”), which Assignment of Subleases shall further provide that if Tenant shall fail to pay Rent hereunder after applicable notice and cure periods, said Assignment of Subleases shall be void and the landlord’s interest in said Subleases shall revert to Landlord.

Section 15.16 Corporate Authority. Landlord and Tenant represent and warrant to each other that their respective Board of Directors have duly authorized the execution of this Lease.

Section 15.17 No Owner Liability. Landlord, its partners, members, officers, directors and principals, disclosed and undisclosed, shall have no personal liability under this Lease. Tenant shall look only to Landlord’s interest in the land and the building for the satisfaction of Tenant’s remedies for the collection of a judgment (or other judicial process) requiring the payment of money by Landlord in the event of any default by Landlord under this Lease, and no other property or assets of Landlord or its partners, members, officers, directors or principals, disclosed or undisclosed, shall be subject to lien, levy, execution or other enforcement procedure for the satisfaction of Tenant’s remedies under or with respect to this Lease, the relationship of Landlord and Tenant under this Lease or Tenant’s use or occupancy of the Premises. If Tenant shall acquire a lien on such other property or assets by judgment of otherwise, Tenant shall promptly release such lien by executing and delivering to Landlord any instrument, prepared by Landlord, required for such lien to be released.

Section 15.18 Hazardous Materials. In addition to any other restrictions set forth in this Lease, except as otherwise provided in this Lease, Tenant shall not cause or permit, as a result of any intentional act or omission on the part of Tenant, its agents, employees, tenants, subtenants or other occupants of the Premises to release Hazardous Substances (as defined in this Article) in or from any portion of the Premises in violation of any Environmental Laws. Tenant shall indemnify, defend and hold harmless Landlord, and its successors, assigns, and each of their partners, employees, agents, officers and directors from and against any claims, demands, penalties, fines, liabilities, settlements, damages, losses, costs or expenses of whatever kind or nature, known or unknown, contingent or otherwise, including, without limitation, reasonable attorneys’ and consultants’ fees and disbursements and investigation and laboratory fees arising out of (a) the presence, disposal, release or threat of release of any Hazardous Substance as a result of any act or omission of Tenant, its agents, employees, tenants, subtenants, invitees or other occupants of the Premises, in or from or affecting the Premises (b) any personal injury (including wrongful death) or property damage, real or personal arising out of any such Hazardous Substance, (c) any lawsuit brought, settlement reached, or government order relating to such Hazardous Substance, and (d) any violations of laws, order, regulations, requirements or demands or governmental authorities by Tenant. “Hazardous Substance” shall mean “solid waste” or “hazardous waste,” “hazardous material,” “hazardous substance” and “petroleum product” as defined in the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Hazardous Material Transportation Act, the Federal Water Pollution Control Act and the Superfund Amendments and Reauthorization Act of 1986, any laws relating to underground storage tanks and any similar or successor federal law, state law or local statutes and ordinances and any rules, regulations and policies promulgated thereunder, as any of such federal, state and local statutes, ordinances and regulations may be amended from time to time (collectively, “Environmental Laws”).

Section 15.19 Net Lease; Non-Terminability. This is an absolutely net lease, and this Lease shall not terminate nor shall Tenant have any right to terminate this Lease; nor shall Tenant be entitled to any abatement, deduction, deferment, suspension or reduction of, or setoff, defense or counterclaim against, any rentals, charges, or other sums payable by Tenant under this Lease; nor shall the respective obligations of Landlord and Tenant be otherwise affected by reason of damage to or destruction of the Premises from whatever cause, any taking by condemnation, eminent domain or by agreement between Landlord and those authorized to exercise such rights, the lawful or unlawful prohibition of Tenant's use of the Premises, the interference with such use by any persons, corporations or other entities, or by reason of any default or breach of any warranty by Landlord under this Lease or any other agreement between Landlord and Tenant, or to which Landlord and Tenant are parties, or for any other cause whether similar or dissimilar to the foregoing, any laws to the contrary notwithstanding; it being the intention that the obligations of Landlord and Tenant hereunder shall be separate and independent covenants and agreements and that the Rent, additional rent and all other rents and charges and sums payable by Tenant hereunder shall continue to be payable in all events unless the obligations to pay the same shall be terminated pursuant to the express provisions of this Lease; and Tenant covenants and agrees that it will remain obligated under this Lease in accordance with its terms, and, except as may be expressly authorized by the terms of this Lease, that it will not take any action to terminate, cancel, rescind or void this Lease, notwithstanding the bankruptcy, insolvency, reorganization, composition, readjustment, liquidation, dissolution, winding up or other proceedings affecting Landlord or any assignee of, or successor to, Landlord, and notwithstanding any action with respect to this Lease that may be taken by a trustee or receiver of Landlord or any assignee of, or successor to, Landlord or by any court in any such proceeding.

Section 15.20 Attorneys Fees. If any legal action or other proceeding is brought for the enforcement of any provisions of this Lease or because of an alleged default hereunder, then the prevailing party shall be entitled to recover from the other party all attorney’s fees, court costs and other costs actually incurred in such action or proceeding, in addition to any other relief to which it may be entitled.

IN WITNESS WHEREOF, Landlord and Tenant have signed this Lease as of the date and year first above written.

LANDLORD:

GOLDBERG 34TH STREET LLC

By:  ___________________________
Name:
Title:

504-514 WEST 34TH STREET CORP.

By:  ___________________________
Name:
Title:

TENANT:

504-514 WEST 34TH STREET CORP.

By:  ___________________________
Name:
Title:

EXHIBIT A

The Land

ALL that certain plot, piece or parcel of land, situate, lying and being in the Borough of MANHATTAN, City, County and State of NEW YORK, bounded and described as follows:

BEGINNING at a point on the northerly side of WEST 33RD STREET, distant 205 feet westerly from the corner formed by the intersection of the northerly side of WEST 33RD STREET with the westerly side of TENTH AVENUE;

RUNNING THENCE northerly and parallel with the westerly side of TENTH AVENUE, 197 feet 6 inches to the southerly side of WEST 34TH STREET;

THENCE westerly along the said southerly side of WEST 34TH STREET, 145 FEET;

THENCE southerly and again parallel with the westerly side of TENTH AVENUE, 197 feet 6 inches to the northerly side of WEST 33RD STREET; and

THENCE easterly along the northerly side of 33RD STREET, 145 feet to the point or place of BEGINNING.

EXHIBIT B

With closing in September

Rent Schedule

Month	Rent

Month 1	$448,309
Month 2	$448,661
Month 3	$451,045
Month 4	$445,052
Month 5	$441,462
Month 6	$444,639
Month 7	$449,663
Month 8	$456,004
Month 9	$456,883
Month 10	$452,116
Month 11	$494,784
Month 12	$492,511
Month 13	$494,994
Month 14	$495,356
Month 15	$497,807
Month 16	$491,651
Month 17	$488,935
Month 18	$492,190
Month 19	$497,342
Month 20	$503,833
Month 21	$504,745
Month 22	$499,854
Month 23	$500,162
Month 24	$497,826
Month 25 and each month thereafter through June 30, 2015	$476,909

Exhibit I

Via Hand Delivery 504-514 West 34th Street Corp. c/o Coach, Inc. 516 West 34th Street New York, NY 10001 Attention: Todd Kahn, General Counsel	July __, 2008

Re: Net Lease Agreement by and between Goldberg 34th Street LLC (“Goldberg”) and 504-514 West 34th Street Corp. (“504-514 Corp.”) as Tenants-in-Common and 504-514 West 34th Street Corp. as Tenant (the “Net Lease”)

Ladies and Gentlemen:

Reference is made to the Net Lease. The parties to this letter agreement (the “Letter Agreement”) hereby agree that:

1. Upon the effective date of the Net Lease, 504-514 Corp. shall have and may exercise all powers and rights necessary, proper, convenient or advisable to act with respect to any and all matters associated with the current debt obligation due and owing to Bear Stearns Commercial Mortgage, Inc., or any subsequent holder of such debt obligation (the “First Mortgagee”) by 504-514 Corp. (the “Debt Obligation”). The foregoing authorization shall include without limitation the authority to negotiate, finalize, execute and deliver any amendment, restatement, restructuring, waiver or any other matter associated with the Debt Obligation and the applicable agreements and other documentation relating thereto; provided, however, that 504-514 Corp. shall not be entitled to perform any of the following actions without obtaining the prior consent of Goldberg: (i) any modification of the Debt Obligation which would result in an increase in the aggregate costs and expenses to be paid by Goldberg with respect to the Debt Obligation; or (ii) any action which would constitute an event of default under the existing agreements and other documentation associated with the Debt Obligation.

2. In the event that 504-514 Corp. shall take any action which would trigger or otherwise result in an obligation to prepay the Debt Obligation, then 504-514 Corp. shall be responsible for the prepayment of the Debt Obligation. If the Debt Obligation is so accelerated or if 504-514 Corp. elects to defease or otherwise acquire or prepay the Debt Obligation pursuant to the terms of the loan documents relating to the Debt Obligation, then 504-514 Corp. shall pay all costs in connection with such defeasance or prepayment, and 50% of the Debt Obligation shall be modified to constitute a mortgage debt (which 504-514 Corp. may, but is not required to, record) from Goldberg to 504-514 Corp. in an amount equal to 50% of the Debt Obligation, on similar and no less favorable terms to the Debt Obligation (the “Mortgage Debt”), which Mortgage Debt shall be prepayable at any time without premium or penalty.

504-514 West 34th Street Corp.
July __, 2008

Please acknowledge your agreement to the provisions of this Letter Agreement by signing this Letter Agreement where indicated below.

Very truly yours,

GOLDBERG 34TH STREET LLC

By:  __________________________
Name:
Title:

Accepted and agreed this
____ day of July 2008:

504-514 WEST 34TH STREET CORP.

By:  ___________________________
Name:
Title